UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

DELEK US HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ____________________________________

(2)	Aggregate number of securities to which transaction applies: ____________________________________

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ______________________

(4)	Proposed maximum aggregate value of transaction: ___________________________________________

(5)	Total fee paid: _________________________________________________________________________

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ________________________________________________________________

(2)	Form, Schedule or Registration Statement No.: _______________________________________________

(3)	Filing Party: ___________________________________________________________________________

(4)	Date Filed: ____________________________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

To Our Stockholders:

Notice is hereby given that the 2014 Annual Meeting of Stockholders of Delek US Holdings, Inc. (the “Company”) will be held on Tuesday, May 6, 2014 at 2:00 PM, central daylight saving time, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, for the following purposes:

(1)
To elect the six nominees named in the accompanying Proxy Statement as directors of the Company to serve until the 2015 Annual Meeting and until their respective successors are elected and have been qualified;

(2)	To adopt the advisory resolution approving the Company's executive compensation program for our named executive officers as described in this Proxy Statement;

(3)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year; and

(4)	To transact any other business properly brought before the meeting.

Additional information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Stockholders of record of the Company’s Common Stock as of the close of business on March 12, 2014 are entitled to notice of, and to vote at, the meeting. You are cordially invited to attend the meeting in person.

Whether or not you plan to attend the Annual Meeting in person, please mark your votes, then date and sign the enclosed form of proxy and return it promptly in the enclosed postage-paid envelope. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person if you wish to do so.

By Order of the Board of Directors,
Kent B. Thomas
Executive Vice President, General Counsel and Secretary
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
April 7, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 6, 2014

Our proxy statement and Annual Report to Stockholders for our 2013 fiscal year are available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy.

DELEK US HOLDINGS, INC.
7102 Commerce Way
Brentwood, Tennessee 37027

ANNUAL MEETING OF STOCKHOLDERS
May 6, 2014

PROXY STATEMENT

QUESTIONS AND ANSWERS

1. Why am I receiving these materials? This Proxy Statement and enclosed form of proxy (first mailed to stockholders on or about April 7, 2014) are furnished in connection with the solicitation by our Board of Directors (the "Board") of proxies for use at the 2014 Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment thereof. The Annual Meeting will be held on May 6, 2014 at 2:00 PM, central daylight saving time, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. Unless otherwise indicated or the context requires otherwise, the terms “Delek,” “we,” “our,” “Company” and “us” are used in this Proxy Statement to refer to Delek US Holdings, Inc. and its consolidated subsidiaries.

2. What are the purposes of the Annual Meeting? The Annual Meeting is being held: (1) to elect the six nominees named in this Proxy Statement as directors of the Company, each to serve for a term of one year until the 2015 Annual Meeting of Stockholders (the "2015 Annual Meeting") and until the election and qualification of his successor or earlier termination of service; (2) to approve the adoption of the advisory resolution approving our executive compensation program for our named executive officers as described in this Proxy Statement; (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and (4) to transact such other business as may properly be brought before the meeting or at any adjournment thereof. Members of the Company's management will also discuss our business and be available to respond to appropriate questions from stockholders.

3. How may I obtain the Company’s Annual Report for the fiscal year ended December 31, 2013? Copies of our Annual Report to Stockholders and Annual Report on United States Securities and Exchange Commission (“SEC”) Form 10-K accompany this Proxy Statement. These documents are also available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy. A copy of these documents (which include our financial statements for the 2013 fiscal year) may also be obtained from us upon written request. Please refer to question 20 below for information on how to request additional information from us.

4. Who may attend the Annual Meeting? Stockholders of record as of the close of business on March 12, 2014 (the “record date”), or their duly appointed proxies, may attend the meeting. Stockholders whose shares are held through a broker or other nominee will need to bring a copy of their brokerage statement reflecting their ownership of our common stock, $0.01 par value (“Common Stock”), as of the record date.

5. Who is entitled to vote? Holders of record of our Common Stock at the close of business on the record date are entitled to vote at the Annual Meeting. On the record date, 60,279,960 shares of common stock were issued and outstanding including 1,000,000 non-voting treasury shares held by us. The Common Stock is our only outstanding class of voting securities. Each outstanding share of Common Stock is entitled to one vote for all matters before the Annual Meeting. If you attend the Annual Meeting, you may vote in person. Votes submitted by proxy card and received by our transfer agent on or before 11:59 p.m. (eastern time) on May 5, 2014 will be counted. Only votes submitted in person at the Annual Meeting will be counted after that time.

6. Who is soliciting my vote? Your vote is being solicited by our Board. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

7. How does the Board recommend that I vote? The Board recommends that you vote: (1) “FOR” each of the nominees to the Board; (2) “FOR” the adoption of the advisory resolution approving our executive compensation program for our named executive officers; and (3) “FOR” the ratification of our independent registered public accounting firm.

8. How will voting on any other business be conducted? Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card gives authority to Ezra Uzi Yemin, our Chairman, President and Chief Executive Officer, and Assaf Ginzburg, our Executive Vice President and Chief Financial Officer, to vote your shares on such matters at their discretion.

9. What is the difference between a “stockholder of record” and a “street name” holder? These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AmStock”), you are a “stockholder of record” (or “registered stockholder”) of those shares, and these proxy materials have been provided directly to you by the Company. If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “beneficial owner” of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your brokerage, bank, trust or other nominee as custodian (the “record holder”), along with a voting instructions card.

10. How do I vote my shares if I am a stockholder of record? Enclosed is a proxy card for the shares of stock held by you on the record date. You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. Unless otherwise indicated on the proxy card, shares represented by proxy will, if the proxy card is properly executed and received by us prior to the Annual Meeting, be voted as follows: (1) “FOR” each of the nominees to the Board; (2) “FOR” the adoption of the advisory resolution approving our executive compensation program for our named executive officers; and (3) “FOR” the ratification of our independent registered public accounting firm.

11. How do I vote my shares if they are held in street name? As the beneficial owner, you have the right to direct your record holder how to vote your shares by using the voting instructions card, and the record holder is required to vote your shares in accordance with your instructions.

12. Can I revoke or change my vote? Yes. You may revoke or change your vote by: (a) notifying our Secretary in writing on or before 11:59 p.m. (eastern time) on May 5, 2014; (b) submitting a later-dated and timely proxy card by mail on or before 11:59 p.m. (eastern time) on May 5, 2014; or (c) if you are the registered stockholder and your shares are not held in street name, voting in person at the meeting. If you are a beneficial owner with your shares held in street name, you must follow the instructions of your broker, bank, trust or other nominee who is the registered stockholder of your shares to revoke a proxy. The latest-dated, timely, properly completed proxy card that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

13. Who will count the vote? Representatives of our transfer agent, AmStock, will count the votes and act as the inspector of the elections.

14. Is my vote confidential? Proxy cards, ballots and voting tabulations that identify individual stockholders are returned directly to AmStock and are handled in a manner designed to protect your voting privacy. Your vote will not be disclosed to us except: (a) as needed to permit AmStock to tabulate and certify the vote; (b) as required by law; or (c) in limited circumstances such as a proxy contest. Additionally, all comments written on the proxy card or elsewhere will be forwarded to us, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

15. What does it mean if I get more than one proxy card? If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

16. What is a “quorum”? A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the Annual Meeting to be held. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

17. What are the voting requirements to approve each proposal? Directors are elected by a plurality of votes cast by holders of shares entitled to vote. This means that the director nominees with the most votes for the positions available are elected. To approve the adoption of the advisory resolution approving our executive compensation program for our named executive officers and to approve the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, a majority of the shares present or voting at the Annual Meeting must vote in favor of each proposal.

18. What is the effect of abstentions, withheld votes and broker non-votes? Abstentions and instructions on the accompanying proxy card to withhold authority to vote will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum exists and will result in the proposal receiving fewer votes. However, the number of votes otherwise received will not be reduced by such action.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under New York Stock Exchange ("NYSE") rules, NYSE-member brokers who hold shares of Common Stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, who are the beneficial owners of the shares, are not permitted to vote on non-routine matters. For non-routine matters, these broker non-votes will be counted for the purpose of determining the presence or absence of a quorum and will result in the proposal receiving fewer votes.

Non-Discretionary Items. The election of directors and the approval of the adoption of the advisory resolution approving our executive compensation program for our named executive officers are considered non-routine items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as independent auditors is a routine item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

19. Can I change the number of copies of the Annual Meeting materials that I receive? Yes. If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report, Form 10-K, Notice of Annual Meeting to Stockholders, Notice of Internet Availability of Proxy Materials and Proxy Statement. We will promptly deliver a separate copy to any stockholder upon written or oral request to our Secretary, Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, (615) 771-6701 or by sending an e-mail to ir@DelekUS.com. If you share an address with another stockholder and (i) would like to receive multiple copies of these documents in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household, in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

20. How can I obtain additional information about Delek US Holdings, Inc.? Copies of our Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2013 and our other annual, quarterly and current reports we file with the SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.DelekUS.com. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed electronically with the SEC and are available at the SEC’s website, www.sec.gov. Copies of these reports will be sent without charge to any stockholder requesting it in writing to our Secretary, at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. The investor relations page of our website contains our press releases, earnings releases, financial information and stock quotes, as well as links to our SEC filings. The information posted on our website is not incorporated into this Proxy Statement.
PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected to hold office until the 2015 Annual Meeting and until their successors are duly elected and qualified or until their earlier termination of service. Each of the following individuals is a nominee for election to our Board: Ezra Uzi Yemin, William J. Finnerty, Carlos E. Jordá, Charles H. Leonard, Philip L. Maslowe, and Shlomo Zohar. Directors will be elected to serve for a one year term expiring at our 2015 Annual Meeting and until their respective successors are duly elected and qualified. All director nominees are currently serving on our Board. The Board has determined that each of Messrs. Finnerty, Jordá, Leonard, Maslowe and Zohar qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.

We believe that each director nominee will be able to stand for election. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board. If you do not wish your shares to be voted for one or more of the nominees, you may so indicate when you vote by withholding your vote for the particular nominee. The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the six nominees, unless you indicate on the proxy card that your vote should be withheld from any of the nominees.

The age, committee membership and certain other information for each director nominee are set forth below.

Directors	Age	Committees
Ezra Uzi Yemin (Chair)	45	None
William J. Finnerty	65	None
Carlos E. Jordá	64	Compensation (Chair), NCG
Charles H. Leonard	65	Audit, Compensation, NCG
Philip L. Maslowe	67	Audit (Chair), NCG
Shlomo Zohar	62	Audit, Compensation, NCG (Chair)

Ezra Uzi Yemin has served as the chairman of our Board since December 2012, as our chief executive officer since June 2004 and as our president and a director since April 2001. He served as the chairman of the Board's Compensation Committee from its inception in May 2006 until March 2013. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of executive officers, and overall responsibility for our operation and performance. The Board believes that Mr. Yemin’s service on the Board provides it with important interaction with, and access to, management’s principal policy maker that facilitates the Board’s development and implementation of Company policies.

William J. Finnerty has served as one of our directors since April 2014 and has not yet been appointed to any committee. Mr. Finnerty has over 40 years of experience leading businesses in the petroleum and refining industry. From 2011 until 2012, he served as a member of the board of directors of CVR Energy Inc. where he chaired the EH&S Committee and was a member of the Nominating & Corporate Governance Committee. Prior to retiring from Tesoro Corporation, Inc. (“Tesoro”) in March 2010, he served as its Executive Vice President, Strategy and Corporate Development from 2008 to 2010 where he was responsible for developing Tesoro’s business plan and strategic plans and multiple business development and merger and acquisition initiatives. He also served as Tesoro’s Chief Operating Officer from 2005 to 2008 where he was responsible for overall operations for manufacturing, environmental and safety, marketing, business development and supply and trading. Mr. Finnerty served on the Board of Directors of the National Petrochemical and Refiners Association (now known as the American Fuel & Petrochemical Manufacturers) from 2005 to 2010 and was its Vice Chairman from 2007 to 2010. Mr. Finnerty’s career began with Texaco, Inc. in 1970. Since then, he has held executive positions with Equiva Trading Company and Chevron Corporation in addition to Tesoro. Mr. Finnerty holds a bachelor of science degree in Marine Transportation from the State University of New York Maritime College and completed Texaco’s Global Leadership course in Vevey, Switzerland. The Board believes that Mr. Finnerty’s experience in all facets of the downstream sector with both integrated major oil companies and independent refiners, as well as his expertise in strategic considerations, will provide significant value to us.

Carlos E. Jordá has served as one of our directors and a member of the Board's Compensation Committee since May 2006. He has served as the chairman of the Compensation Committee since March 2013 and served on the Board's Incentive Plan Committee from its inception in May 2010 until its dissolution in March 2013. In addition, he has served on the Board's Nominating and Corporate Governance Committee (the "NCG Committee") since its inception in March 2013 and served on the Board's Audit Committee from its inception in May 2006 until March 2013. Mr. Jordá’s experience has been primarily based in the oil and energy sector. Mr. Jordá has advised clients on potential refining and marketing projects as an employee of Gaffney Cline and Associates since May 2009 and as a self-employed consultant from March 2003 until May 2009. The Board believes that Mr. Jordá’s energy industry experience provides the Board with valuable expertise in energy industry matters.

Charles H. Leonard has served as one of our directors and a member of the Board's Audit Committee since May 2006. Mr. Leonard has also served on the Board's Compensation Committee and NCG Committee since March 2013 and served as the chairman of the Board's Incentive Plan Committee from its inception in May 2010 until its dissolution in March 2013. Prior to retiring in November 2011, Mr. Leonard served as chief financial officer from March 2009 to November 2011, and vice president from June 2010 to November 2011, of J.A.M. Distributing Company, a privately held provider of quality products and services in vertical markets centering on the fuel, oil and lubricants industries through its lubricant, fuel, automotive, marine, specialty and equipment divisions. The Board believes that Mr. Leonard’s energy industry experience provides the Board with valuable expertise in energy industry matters.

Philip L. Maslowe has served as one of our directors and the chairman of the Board's Audit Committee since May 2006. Mr. Maslowe has also served on the Board's NCG Committee since its inception in March 2013 and served on the Board's Incentive Plan Committee from its inception in May 2010 until its dissolution in March 2013. Since May 2010, Mr. Maslowe has served as a member of the board of directors of NextMedia Group, Inc., a privately held out-of-home media company that owns and operates radio properties throughout the United States. Since January 2010, Mr. Maslowe has served as a member of the board of directors and audit committee chairman of United Site Services, a privately held provider of portable restroom services, temporary fence, storage, erosion control, power sweeping and other site services. Since January 2009, Mr. Maslowe has served as a member of the board of directors and as chairman of the audit committee of American Media, Inc., a privately held publisher of celebrity journalism and health and fitness magazines. From July 2008 to December 2009, Mr. Maslowe served as a member of the board of directors, audit committee chairman and member of the Special Committee to Sell the Company of Hilex Poly Co., LLC, a privately held manufacturer of plastic bag and film products. Since December 2004, Mr. Maslowe has served on the board of directors and the audit committee and as chairman of the human resources committee of NorthWestern Corporation (NYSE: NWE), doing business as NorthWestern Energy, a publicly traded provider of electricity and natural gas. In addition, Mr. Maslowe is a 2011 National Association of Corporate Directors ("NACD") Governance Fellow and has demonstrated his commitment to boardroom excellence by completing NACD's comprehensive program of study for corporate directors. The Board believes that Mr. Maslowe’s retail industry experience provides the Board with valuable expertise in retail industry matters.

Shlomo Zohar has served as one of our directors since May 2010 and served on the Board's Audit Committee since March 2011. He has served the Board's Compensation Committee since March 2013, has served as chairman of the NCG Committee since its inception in March 2013 and served on the Board's Incentive Plan Committee from March 2011 until its dissolution in March 2013. Mr. Zohar has worked as an independent consultant in the financial services sector since January 2006. Between January 2006 and December 2009, Mr. Zohar served as a member and chairman of the Boards of Directors of Israel Discount Bank Ltd., Mercantile Discount Bank Ltd., Israel Discount Capital Markets & Investments Ltd. and Israel Credit Cards, Ltd. During this time, Mr. Zohar also served as a member and vice chairman of the board of directors of Israel Discount Bank of New York and as a member of the board of directors of Discount Bancorp, Inc. The Board believes that Mr. Zohar’s financial industry experience provides the Board with valuable expertise in the Company’s financial and accounting matters.

The Board of Directors recommends a vote “FOR” each of the above nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 24, 2014, (i) the beneficial ownership of our Common Stock and common units representing limited partnership interests in Delek Logistics by all of our directors and director nominees, the executive officers named in the 2013 Summary Compensation Table (the "NEOs") and all directors, director nominees, NEOs and executive officers as a group and (ii) the beneficial ownership of our Common Stock by each person known by us to own more than five percent of our Common Stock. The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 7102 Commerce Way, Brentwood, Tennessee 37027.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percentage of Common Stock (2)	Amount and Nature of Beneficial Ownership of Common Units (1)	Percentage of Common Units (2)
	Delek US Holdings, Inc.			Delek Logistics Partners, LP
Delek Hungary Holding Limited Liability Company	15,036,432	(3)	25.4%	n/a	n/a
Ezra Uzi Yemin	411,348		*	146,351	1.2%
William J. Finnerty	2,400		*	0	*
Carlos E. Jordá	32,559		*	0	*
Charles H. Leonard	34,388		*	1,500	*
Philip L. Maslowe	11,400		*	0	*
Shlomo Zohar	21,417		*	0	*
Assaf Ginzburg	0		*	34,020	*
Mark B. Cox	0		*	25,000	*
Frederec Green	71,585		*	34,020	*
Harry P. Daily	25,610		*	6,980	*
Kent B. Thomas	24,254		*	6,635	*
All directors, director nominees, NEOs and executive officers as a group (12 persons)	646,448		1.1%	261,324	2.2%

*	Less than 1% of the issued and outstanding shares of our Common Stock or issued and outstanding common units of Delek Logistics, as applicable.

(1)
For purposes of this table, a person is deemed to have “beneficial ownership” of any securities when such person has the right to acquire them within 60 days after March 24, 2014. For non-qualified stock options (“NQSOs”) and restricted stock units (“RSUs”) under the Plan, we report shares equal to the number of NQSOs or RSUs that are vested or that will vest within 60 days of March 24, 2014. For stock appreciation rights ("SARs") under the Plan, we report the shares that would be delivered upon exercise of SARs that are vested or that will vest within 60 days of March 24, 2014 (which is calculated by multiplying the number of SARs by the difference between the $29.62 fair market value of our Common Stock at March 24, 2014 and the exercise price divided by $29.62). For purposes of computing the percentage of outstanding securities held by each person named above, any securities which such person has the right to acquire within 60 days after March 24, 2014 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Percentage of our Common Stock is based upon 59,307,505 issued and outstanding shares on March 24, 2014 (excluding securities held by or for the account of the registrant or its subsidiaries). Percentage of Delek Logistics' common units is based upon 12,152,498 common units issued and outstanding on March 24, 2014.

(3)
According to a Schedule 13G/A and Form 4 filed with the SEC on February 14, 2014 and March 20, 2014, respectively, by Delek Hungary, with an address of Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Natanya (South) 42504, Israel. The Schedule 13G/A reports that Delek Petroleum, Ltd. ("Delek Petroleum"), Delek Group and Itshak Sharon (Tshuva) share voting and dispositive power with respect to the reported units. As of March 24, 2014, Delek Hungary directly held all shares. Delek Petroleum is the parent company of Delek Hungary, Delek Group, Ltd. is the parent company of Delek Petroleum and, as of December 31, 2013, Itshak Sharon (Tshuva) beneficially owned approximately 62.5% and 62.9% of the outstanding equity and voting ordinary shares, respectively, of Delek Group through corporations that he controls. Delek Petroleum, Delek Group and Mr. Sharon may be deemed to indirectly beneficially own the shares directly held by Delek Hungary. Delek Petroleum, Delek Group and Mr. Sharon each disclaim beneficial ownership of the Common Stock beneficially owned by Delek Hungary except to the extent of its or his pecuniary interest therein. The address of Delek Hungary, Delek Petroleum, Delek Group and Mr. Sharon is Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Natanya (South) 42504, Israel.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require our executive officers and directors and persons who own more than ten percent of our Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership of our Common Stock and changes in their ownership with the SEC. Executive officers, directors and persons owning more than ten percent of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for or by those persons, we believe that, during the year ended December 31, 2013, all filing requirements applicable to our executive officers, directors and owners of more than ten percent of our Common Stock were met.

CORPORATE GOVERNANCE

Executive Officers of the Registrant

The following table sets forth the names, ages and positions with Delek US Holdings, Inc. for each of our current executive officers.

Executive Officer	Age	Position
Ezra Uzi Yemin	45	President / Chief Executive Officer / Chairman of the Board
Assaf Ginzburg	38	Executive Vice President / Chief Financial Officer
Frederec Green	48	Executive Vice President
Harry P. (Pete) Daily	65	Executive Vice President
Donald N. Holmes	63	Executive Vice President
Kent B. Thomas	45	Executive Vice President / General Counsel / Secretary

Set forth below is a brief description of the business experience of these executive officers.

Ezra Uzi Yemin has served as the Chairman of our Board since December 2012, as our Chief Executive Officer since June 2004 and as our president and a director since April 2001. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of executive officers, and overall responsibility for our operation and performance. Mr. Yemin has also served as the chairman of the board of directors and chief executive officer of Delek Logistics GP, LLC since April 2012.

Assaf Ginzburg has served as our Chief Financial Officer since January 2013, an Executive Vice President since May 2009 and as a vice president since February 2005. Mr. Ginzburg has also served as a member of the board of directors and an executive vice president of Delek Logistics GP, LLC since April 2012, and as its chief financial officer since January 2013. Mr. Ginzburg has been a member of the Israel Institute of Certified Public Accountants since 2001.

Frederec Green has served as our Executive Vice President since May 2009 and as the primary operational officer for our refining operations since joining us in January 2005. Mr. Green has also served as a member of the board of directors and an executive vice president of Delek Logistics GP, LLC since April 2012. Mr. Green has more than 25 years of experience in the refining industry including fourteen years at Murphy Oil USA, Inc. where he served as a senior vice president during his last six years. Mr. Green has experience ranging from crude oil and feedstock supply, through all aspects of managing a refining business to product trading, transportation and sales.

Pete Daily has served as our Executive Vice President since November 2011 and as the primary operational officer for our marketing and supply operations since joining us in September 2006. Mr. Daily’s duties include supervising the purchase and supply of crude oil for our refineries and refined products for our convenience stores, marketing the refined products produced by our refineries and marketing our supply of refined products in west Texas. Mr. Daily has also served as an executive vice president of Delek Logistics GP, LLC since April 2012. Mr. Daily has over 30 years of experience in marketing and supply of refined products.

Donald N. Holmes has been our Executive Vice President of human resources since August 2012 and has served as our principal human resources officer since joining us in November 2011. Mr. Holmes has also served as an executive vice president of Delek

Logistics GP, LLC since April 2012. Prior to joining us, Mr. Holmes served as senior vice president, human resources for Central Parking Corporation from January 2002 through September 2011.

Kent B. Thomas has served as our Executive Vice President since November 2011 and as our General Counsel and Secretary since joining us in August 2005. Mr. Thomas has also served as an executive vice president of Delek Logistics GP, LLC since April 2012. Mr. Thomas has practiced law for more than fifteen years in Nashville, Tennessee with a focus on securities regulation, corporate governance, executive compensation, equity plan administration, human resources and litigation.

The Board of Directors

At the date of this Proxy Statement, the Board consists of the following members: Ezra Uzi Yemin, William J. Finnerty, Carlos E. Jordá, Charles H. Leonard Philip L. Maslowe and Shlomo Zohar. Each of our current directors has been nominated for election at the Annual Meeting to serve for a one-year term expiring at our 2015 Annual Meeting of Stockholders or when his successor is duly elected and qualified.

From the time of our initial public offering in May 2006 through March 20, 2013, the Board had determined that we were a “controlled company” for the purposes of Section 303A of the NYSE Listed Company Manual because Delek Group, Ltd. ("Delek Group") controlled more than 50% of our voting power. As such, during that period, we relied on an exemption from the provisions of Section 303A.01 which would have otherwise required the Board to be composed of a majority of independent directors. Upon the completion of the sale of 9,000,000 shares of our outstanding Common Stock by a subsidiary of Delek Group on March 20, 2013 (the "Delek Group Offering") and the concurrent repurchase by us of 1,000,000 shares of Common Stock held by the same subsidiary of Delek Group (the "Concurrent Stock Repurchase"), the Board determined that we were no longer a "controlled company," and, as such, that we had ceased to qualify for the related exemptions under Section 303A of the NYSE Listed Company Manual including, without limitation, the requirement that our Board be required to a have a majority of independent directors. As of March 20, 2013 and at all times since, the Board has been composed of a majority of independent directors because the Board has determined that each of Messrs. Finnerty, Jordá, Leonard, Maslowe and Zohar qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.

Under the NYSE’s listing standards, a director will not be deemed independent unless the Board affirmatively determines that the director has no material relationship with us. Based upon information requested from and provided by each director and director nominee concerning his background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that each of our independent directors has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and is therefore independent under the NYSE’s listing standards and applicable SEC rules and regulations.

The Board held five meetings during 2013 and each of our incumbent directors (with the exception of Mr. Finnerty, who joined the Board in April 2014) attended at least 75% of the aggregate of all meetings of the Board and committees on which he served during the year. We have not adopted a policy with regard to Board member attendance at annual meetings of our stockholders, and six of our seven directors serving at the time of our annual meeting of stockholders on May 7, 2013 in Franklin, Tennessee attended the annual meeting.

Mr. Yemin has served as the Chairman of the Board since December 2012. Our Board has no standing policy with respect to the separation of the offices of chairman and chief executive officer. Rather, its policy is to let the Board make such a determination in the manner it deems most appropriate for the Company at any given point in time. At this time, the Board believes that Mr. Yemin, our Chief Executive Officer, is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry. As such, the Board feels that combining the roles of chairman and chief executive officer provides the Board with the individual who is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy and facilitating the information flow between management and the Board and its committees, which are essential to effective governance of the Company's affairs.

The Board oversees the Company’s annual enterprise risk management program and typically receives the report of management’s enterprise risk management committee upon completion of the program in the first quarter each year. In addition to the annual enterprise risk management program, the Audit Committee meets at least once per quarter during the year and discusses with management, the Company’s chief audit executive and the Company’s independent external auditor: (a) current business trends affecting the Company; (b) the major risk exposures facing the Company; (c) the steps management has taken to monitor and control such risk factors; and (d) the adequacy of internal controls that could significantly affect the Company’s financial statements.

The NYSE listing standards require our independent directors to meet at regularly scheduled executive sessions without management. Our independent directors conducted executive sessions in connection with each quarterly meeting of the Audit Committee in 2013 and intend to continue to conduct such executive sessions in connection with each quarterly meeting of the Audit Committee in 2014. The Company does not presently have a formal policy of identifying one independent Board member as the Company's lead independent director. However, we expect that our Audit Committee Chairman, Mr. Maslowe, will preside over all executive sessions of independent directors.

Communications with the Board of Directors

Stockholders or other interested parties who wish to communicate with any of our directors, any committee chairperson or the Board may do so by writing to the director, committee chairperson or the Board in care of the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. Any such communications received will be forwarded directly to the director to whom it is addressed. If the communication is addressed to the Board generally and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate committee chairperson or to all members of the Board.

Committees of the Board of Directors

During the 2013 fiscal year through the completion of the Delek Group Offering on March 20, 2013, the Board had standing Audit, Compensation and Incentive Plan Committees. During that period, we relied on a controlled company exemption from the provisions of Section 303A.04 of the NYSE Listed Company Manual which would have otherwise required us to have a nominating and corporate governance committee. Upon the closing of the Delek Group Offering, our Board determined that we no longer qualified as a “controlled company” under the NYSE listing standards. As a result, our Board was required to form a nominating and corporate governance committee and to have, at a minimum, (i) at least one independent director on each of our Board's nominating and corporate governance and compensation committees upon the closing of the Delek Group Offering, (ii) a majority of independent directors on those committees within 90 days after the closing of the Delek Group Offering, and (iii) fully independent membership on those committees within one year following the closing of the Delek Group Offering. Additionally, the loss of the “controlled company” exemption means that our Board will be required to perform an annual performance evaluation of those committees.

In light of these requirements, our Board approved certain governance changes effective on the closing of the Delek Group Offering on March 20, 2013 that restructured the committees of our Board and appointed our existing directors who meet applicable NYSE independence requirements to serve as members of such committees to achieve compliance with the NYSE listing standards within the time frames required. First, our Board formed the NCG Committee effective upon the closing of the Delek Group Offering. Second, our Board approved the dissolution of the Incentive Plan Committee effective upon the closing of the Delek Group Offering, whereupon the Compensation Committee assumed the duties and responsibilities formerly assigned to the Incentive Plan Committee. Third, our Board adjusted the memberships of all standing committees of our Board in order to establish fully independent membership of all such committees as of that date and to reallocate committee workloads in the manner deemed most conducive to the effective function of the committees. The changes to each committee's membership are outlined in connection with the respective discussions of the committees below.

Audit Committee

During the 2013 fiscal year through the completion of the Delek Group Offering on March 20, 2013, the Audit Committee consisted of Messrs. Maslowe (chairman), Leonard, Zohar and Jordá. Mr. Jordá's service on the committee ended on March 20, 2013 in connection with the Board's reorganization of its committees and the appointment of Mr. Jordá as the chairman of the Board's Compensation Committee. The Audit Committee met five times during 2013.

The Board has determined that (i) Messrs. Maslowe, Leonard, Jordá and Zohar each qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE; and (ii) Mr. Maslowe is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee is to provide assistance to the Board in the oversight of (a) the quality and integrity of our financial statements; (b) the disclosure and financial reporting process, including our financial statements; (c) our internal controls and procedures for financial reporting; (d) the performance of our internal audit function and independent registered public accounting firm employed by us for the purpose of preparing and issuing an audit report or related work; (e) the qualifications and independence of our independent registered public accounting firm; and (f) our compliance with policies under our Code of Business Conduct & Ethics and legal and regulatory requirements. These responsibilities are set forth in the Audit Committee’s charter, which is posted on our corporate website at www.DelekUS.com. In addition, the Audit Committee is generally responsible for administering our related party transactions policy.

Compensation Committee

From its inception in May 2006 through the completion of the Delek Group Offering on March 20, 2013, the Compensation Committee consisted of Messrs. Yemin (chairman), Bartfeld and Jordá. Since March 20, 2013, the Compensation Committee has been composed of Messrs. Jordá (chairman), Leonard and Zohar. Among the three members of the Compensation Committee that existed prior to the completion of the Delek Group Offering on March 20, 2013, only Mr. Jordá qualified as independent under applicable SEC rules and regulations and the rules of the NYSE. As a controlled company, we relied upon an exemption from NYSE requirements which would otherwise require our Compensation Committee to be composed entirely of independent directors. Each of the three current members of the Compensation Committee qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE, as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code and as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act.

The purpose of the Compensation Committee is to support the Board and work with management to ensure that compensation practices properly reflect management’s and our philosophy, competitive practices and regulatory requirements. The Compensation Committee reviews, provides advice on and, where appropriate, approves compensation objectives, plans, and levels. The Compensation Committee met nine times in 2013.

In 2013, Messrs. Bartfeld and Jordá, as the disinterested members of the Compensation Committee, were, and following the reorganization of our Compensation Committee on March 20, 2013, our entire Compensation Committee is, responsible to our Board and stockholders for evaluating the performance of Mr. Yemin, our chief executive officer, and approving the compensation awarded to our executive officers. Prior to March 20, 2013, Mr. Yemin’s compensation, which was largely determined by the terms of his prior employment agreement, was approved by the disinterested members of our Board. Since March 20, 2013, Mr. Yemin’s compensation, which is largely determined by the terms of his current employment agreement, is approved by the Compensation Committee and/or disinterested members of our Board. These responsibilities are set forth in the Compensation Committee’s charter, which is posted on our corporate website at www.DelekUS.com.

The Compensation Committee has relied heavily on the input and recommendations of Mr. Yemin in determining compensation for our NEOs (other than Mr. Yemin). From time to time, the Compensation Committee will also solicit the input of executive compensation consultants at Aon/Hewitt Consulting (“Aon”) in evaluating NEO and director compensation, and such input was solicited in 2013 in connection with the development of Mr. Yemin's current employment agreement. From time to time, the Compensation Committee also engages compensation consultants at Findley Davies, Inc. ("Findley") in evaluating annual cash bonuses and annual incentive plans, and such input was solicited in the first quarter of 2014 in connection with the evaluation of annual cash bonuses for service during the 2013 fiscal year.

Incentive Plan Committee

During the 2013 fiscal year through its dissolution on March 20, 2013, the Incentive Plan Committee consisted of Messrs. Leonard (chairman), Maslowe, Jordá and Zohar. The Incentive Plan Committee met one time in 2013 and was dissolved in connection with the Board's reorganization of its committees upon the completion of the Delek Group Offering.

At all times during its existence, each member of the Incentive Plan Committee qualified as independent under applicable SEC rules and regulations and the rules of the NYSE, as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code and as a "non-employee director" for the purposes of Rule 16b-3 under the Exchange Act. The purpose of the Incentive Plan Committee was to support the Compensation Committee and Board and work with management to ensure that incentive plan practices properly reflected our philosophy and appropriately addressed competitive practices and regulatory requirements. These responsibilities were transferred to the Compensation Committee on March 20, 2013 upon the dissolution of the Incentive Plan Committee.

At all times during its existence, the Incentive Plan Committee delegated a portion of its authority under the 2006 Long-Term Incentive Plan (the “Plan”) to Mr. Yemin, and the Compensation Committee has delegated substantially similar authority to Mr. Yemin upon the dissolution of the Incentive Plan Committee. Under this authority, Mr. Yemin may grant up to 15,000 NQSOs or SARs to certain employees. The delegated authority is expressly limited to newly hired employees and employees that are promoted to a job classification that is eligible for equity awards. The delegated authority does not apply to employees who are subject to Section 16(b) of the Exchange Act or who are considered “covered employees” for purposes of Section 162(m) of the Internal Revenue Code.

The delegation of authority is further limited by prescribing that grants of NQSOs or SARs pursuant thereto shall occur only once per calendar quarter. Under this directive, grants occur on the tenth day of the last calendar month of the quarter and cover eligible employees through the last day of the second calendar month of the quarter. In selecting the predetermined quarterly grant date, the Incentive Plan and Compensation Committees chose a date that would normally be after the public announcement of our financial results for the preceding quarter and 20 days before the close of the current quarter.

Grants of NQSOs and SARs by Mr. Yemin under this delegated authority are confirmed by a contemporaneous written memorandum executed by him and maintained by the Secretary in the records of the authorizing committee. Quantities of NQSOs or SARs in excess of the authority delegated to Mr. Yemin are generally reserved for executive employees and are typically made by the appropriate committee or Board in connection with the hiring or promotion of an executive employee. Grants that are not made on a predetermined quarterly grant date are rare and usually tied to independent triggering events (such as the commencement of employment) or subject to waiting periods between the decision to grant and the grant date. See the sections titled “Compensation Setting Process,” “Fixed Compensation” and “Annual Incentive Compensation” in the Compensation Discussion and Analysis for an additional discussion of the role of Mr. Yemin, other executive officers and compensation consultants in determining compensation.

Nominating and Corporate Governance Committee

Prior to the completion of the Delek Group Offering, we relied on a controlled company exemption from the provisions of Section 303A.04 of the NYSE Listed Company Manual which would have otherwise required us to have a nominating and corporate governance committee. Because more than 50% of our voting power was controlled by Delek Group during this time, our Board believed it was unnecessary to have a nominating and corporate governance committee or a committee performing the functions of this committee. The entire Board participated in the nomination of candidates for election to the Board in accordance with our Board of Directors Governance Guidelines, which are posted on our website at www.DelekUS.com.

The NCG Committee was formed upon the completion of the Delek Group Offering on March 20, 2013 and has consisted of Messrs. Zohar (chairman), Jordá, Leonard and Maslowe since inception. The NCG Committee met one time in 2013. Each member of the NCG Committee qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE. The purposes of the NCG Committee are (i) to assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for each annual meeting of stockholders; (ii) to assist the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members and to recommend to the Board qualified individuals to fill any such vacancy; (iii) to recommend to the Board director nominees for each Board committee; (iv) to develop and recommend to the Board a set of effective corporate governance policies and procedures applicable to the Board's Governance Guidelines when required; (v) to review the Governance Guidelines on an annual basis and recommend to the Board any changes deemed necessary or desirable and (vi) to monitor, oversee and review compliance with the Governance Guidelines and all other applicable policies of the Company as the NCG Committee or the Board deems necessary or desirable. These responsibilities are set forth in the NCG Committee's charter, which is posted on our website at www.DelekUS.com.

Prior to the formation of the NCG Committee, the Board was responsible for filling vacancies on the Board at any time during the year, and for nominating director nominees to stand for election at the annual meeting of stockholders. The NCG Committee now has these responsibilities and utilized the services of Waverly Partners, LLC to assist in identifying Mr. Finnerty as a director. In accordance with our Board of Directors Governance Guidelines and the charter of the NCG Committee, the NCG Committee seeks to identify, individuals qualified to become directors and considers such factors as it deems appropriate, including the individual's independence, education, experience, reputation, judgment, skill, integrity and industry knowledge. The NCG Committee considers the individual's contribution to the Board's overall diversity in the foregoing factors, the degree to which the individual's qualities and attributes complement those of other directors, and the extent to which the candidate would be a desirable addition to the Board and committees thereof. Directors should have experience in positions with a high degree of responsibility; be leaders in the organizations with which they are affiliated; and have the time, energy, interest and willingness to serve as a member of the Board. In determining fitness for service on the Board, the NCG Committee has no policy for considering racial or ethnic classifications, gender, religion or sexual orientation.

The NCG Committee will consider nominees for directors recommended by our stockholders and will evaluate each such nominee using the same criteria used to evaluate director candidates identified by the NCG Committee. Stockholders wishing to make such recommendations may write to the Board in care of the Secretary at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee's qualifications and other relevant biographical information.

Compensation Committee Interlocks and Insider Participation

During the 2013 fiscal year through the completion of the Delek Group Offering on March 20, 2013, the Compensation Committee was comprised of Messrs. Yemin (chairman), Bartfeld and Jordá, and the Incentive Plan Committee was comprised of Messrs. Leonard (chairman), Jordá, Maslowe and Zohar. Since the merger of the Incentive Plan Committee into the Compensation Committee on March 20, 2013, the surviving Compensation Committee has been comprised of Messrs. Jordá (chairman), Leonard and Zohar. Mr. Yemin has served as our chief executive officer since June 2004, as our president and a director since April 2001 and as the chairman of the Board since December 2012. Mr. Bartfeld has served as Delek Group’s president and chief executive officer since September 2003. See “Executive Compensation” and “Compensation of Directors in 2013” for information regarding relationships and transactions involving the Company in which Mr. Yemin and Mr. Bartfeld had an interest.

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board.

Board of Directors Governance Guidelines, Code of Business Conduct & Ethics and Committee Charters

The full texts of our Board of Directors Governance Guidelines and Code of Business Conduct & Ethics, as well as the charters for the Audit, Compensation and NCG Committees, are available on our website (www.DelekUS.com). If we waive any material departure from a provision of our Code of Business Conduct & Ethics, we intend to post such waiver (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions) on this website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval Policy for Related Party Transactions

On March 6, 2007, our Board adopted a written related party transactions policy to document procedures pursuant to which “related party transactions” are reviewed, approved or ratified. Under Item 404 of Regulation S-K, a “related party transaction” means any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and any related person has a direct or indirect material interest. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404), other than transactions generally available to all employees and transactions involving less than $5,000, when aggregated with all similar transactions.

The policy states that, in most instances, the Audit Committee is best suited to review and approve related party transactions that may arise within the Company. However, the policy permits the disinterested members of the Board to exercise any authority otherwise assigned to the Audit Committee by the policy. In particular, the Board believes that any related party transaction in which any director is interested should typically be reviewed and approved by all disinterested members of the Board. An interested director is not allowed to vote upon a transaction in which he is involved. Depending upon the issue presented, the disinterested members of the Board may request to hear from the interested director during the course of their deliberations, but the interested director does not vote upon the matter and is not present during the vote on such matter.

A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board and if it is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party.

At December 31, 2012, Delek Group, through an indirect subsidiary, Delek Hungary Holding Limited Liability Company, a Hungarian limited liability company and indirect subsidiary of Delek Group ("Delek Hungary"), beneficially owned approximately 52.9% of our outstanding common stock. On March 20, 2013, Delek Hungary completed the sale of 9,000,000 shares of our outstanding common stock in the Delek Group Offering and the sale to us of 1,000,000 shares of our common stock in the Concurrent Stock Repurchase, thereby reducing Delek Group's beneficial ownership of the issued and outstanding shares of our common stock to 36.6%. As a result, we ceased to be a "controlled company" for purposes of Section 303A of the NYSE Listed Company Manual on March 20, 2013. Although Delek Group sold additional shares of our common stock in June and August 2013 and in March 2014, Delek Group continued to beneficially own approximately 25.4% of our outstanding common stock as of March 24, 2014. Therefore, Delek Group and its controlling stockholder, Mr. Sharon (Tshuva), may continue to influence the election of our directors, influence our corporate and management policies (including the declaration of dividends) and influence the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

Delek Group Offering and Concurrent Stock Repurchase

On March 20, 2013, Delek Hungary completed the sale of 9,000,000 shares of our outstanding Common Stock in the Delek Group Offering at a price to the public of $39.50 per share, or $355,500,000 in the aggregate. The price paid to Delek Hungary by the underwriters in the offering, net of underwriting discounts and commissions, was $37.92 per share, for total proceeds to Delek Hungary of $341,280,000 from the Delek Group Offering. Pursuant to a $75,000,000 Common Stock repurchase program approved by our Board on March 5, 2013 contingent upon the completion of the Delek Group Offering, on March 12, 2013 we entered into a stock repurchase agreement with Delek Hungary to effect the Concurrent Stock Repurchase of 1,000,000 shares of our Common Stock, concurrently with the closing of the Delek Group Offering, directly from the selling stockholder in a private, non-underwritten transaction at a price per share of $37.92, which was equal to the price paid by the underwriters to Delek Hungary for the shares in the Delek Group Offering. The total purchase price of the Concurrent Stock Repurchase was $37,920,000, which was paid out of our available cash on hand at the closing of the Concurrent Stock Repurchase on March 20, 2013. The terms and conditions of the stock repurchase agreement and the Concurrent Stock Repurchase were reviewed, negotiated and approved by the Audit Committee of our Board, which is composed entirely of independent directors who are unaffiliated with Delek Group.

In connection with the initial public offering of our common stock in 2006, we entered into a Registration Rights Agreement dated April 17, 2006, with Delek Group. Pursuant to this agreement, Delek Group and its affiliates have certain demand registration rights to cause us to effect up to three registrations of our securities through registration statements on Form S-3 for the purpose of allowing Delek Group and its affiliates to conduct secondary offerings of our securities. The Delek Group Offering was conducted pursuant to these demand registration rights under the Registration Rights Agreement, which also requires that we pay certain enumerated expenses of the registration in connection with such offerings. Similarly, certain expenses associated with the Concurrent Stock Repurchase were also deemed to constitute registration expenses that are subject to our payment obligations under the Registration Rights Agreement. Amounts paid under the Registration Rights Agreement in 2013 totaled $0.1 million.

Delek Group Management Agreement

Effective January 1, 2006, we entered into a management and consulting agreement with Delek Group pursuant to which key management personnel of Delek Group provided management and consulting services to us, including on matters relating to long-term planning, operational issues and financing strategies. As compensation, the agreement originally provided for payment to Delek Group of $125,000 per calendar quarter, payment within 90 days of the end of each quarter and reimbursement for reasonable out-of-pocket costs and expenses incurred. An amended and restated management and consulting agreement dated May 1, 2011 was executed with Delek Group that increased the fee payable to Delek Group to $150,000 per quarter effective April 1, 2011. The agreement was terminated effective December 5, 2013.

Amounts paid under the amended and restated management and consulting agreement in 2013 totaled $0.2 million and there were no amounts payable under such agreement as of December 31, 2013. The original management and consulting agreement with Delek Group was entered into prior to the adoption of our related party transactions policy in 2007. However, it was approved by our Board in February 2006 and the amended agreement was approved by the Audit Committee in June 2011. We believe the management and consulting agreement, as amended, was on terms comparable to those that could have been obtained in arm's length dealings with an unrelated third party.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section entitled “Compensation Discussion and Analysis” is intended to provide material information that is necessary to an understanding of our compensation policies and decisions regarding the individuals named in the 2013 Summary Compensation Table in this Proxy Statement. These individuals may be referred to as our “named executive officers” or “NEOs” herein.

Compensation Overview, Objectives and Philosophy

Our NEO compensation framework in 2013 emphasized retention and recruitment in a manner that supported stockholder value and was designed to reward the performance of our NEOs with reference to the overall performance of the Company. Going forward, we have developed a compensation framework that is designed to:

•	Attract, motivate and retain key executives;

•	Centralize administration and control over individual compensation components;

•	Align the long-term economic interests of our executives with those of our stockholders by providing a portion of executive compensation in the form of equity awards; and

•	Reward excellence and performance by executives that increases the value of our stock and promotes an ethical culture amongst our employees.

These objectives governed the decisions that the Compensation Committee made during the 2013 fiscal year, and will govern the decisions it makes during fiscal year 2014 with respect to the amount and type of compensation payable to our NEOs. Further, we believe that these objectives strengthen our commitment to operate our business with the highest standards of ethical conduct.

Transitioning From Controlled Company Status

From the time of our initial public offering in May 2006 through March 20, 2013, the Board had determined that we were a “controlled company” for the purposes of Section 303A of the NYSE Listed Company Manual because Delek Group controlled more than 50% of our voting power. As such, we relied on an exemption from the provisions of Section 303A.05 of the NYSE Listed Company Manual which would have otherwise required our Compensation Committee to be comprised entirely of independent directors. Upon the completion of the Delek Group Offering on March 20, 2013, the Board determined that we were no longer a "controlled company," and, as such, that we no longer qualified for the Section 303A.05 exemption. As of March 20, 2013 and at all times since, the Compensation Committee has been comprised entirely of directors that qualify as independent under applicable SEC rules and regulations and the rules of the NYSE, as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

In addition, a significant portion of Mr. Yemin's compensation in 2013 was governed by the terms of his prior employment agreement that was executed in 2009 (the "2009 Yemin Agreement"). The 2009 Yemin Agreement expired in October 2013 and, in November 2013, we entered into a new employment agreement with Mr. Yemin (the "2013 Yemin Agreement").

Following the reorganization of the Compensation Committee on March 20, 2013 and in anticipation of the expiration of the 2009 Yemin Agreement, the Compensation Committee developed a new executive compensation framework that was used to develop the terms of the 2013 Yemin Agreement and is expected to guide the terms of future compensatory arrangements with our other NEOs. Some of the changes in our executive compensation philosophy, some of which are manifested in the 2013 Yemin Agreement, are listed below:

•	Increased transparency and less discretion in the award and calculation of annual cash incentives;

•	Annual grants of long-term incentive awards (compared to our prior practice of granting a larger singular award in connection with the execution of an employment agreement);

•	Increased use of performance awards as an element of long-term incentive compensation;

•	A phasing out of residence, family education and travel benefits;

•	A phasing out of tax gross-ups and other tax reimbursements; and

•	The elimination of dividend equivalents payable on appreciation awards such as stock appreciation rights.

Except for the annual cash bonuses paid in March 2014 in recognition of service during the 2013 fiscal year, the 2013 compensation of Messrs. Ginzburg, Green, Daily, Thomas and Cox (prior to the termination of his employment in March 2013) was governed almost exclusively by employment agreements that were executed in 2011. We expect the compensation of Messrs. Ginzburg, Green, Daily and Thomas will continue to be influenced primarily by their existing employment agreements. Mr. Ginzburg's employment agreement expires in June 2015, Mr. Green's employment agreement expires in April 2016 and the employment agreements for Messrs. Daily and Thomas expire in October 2016. Following the expiration of these existing employment agreements, we currently expect that our NEOs will enter into new employment agreements which will implement the revised compensation framework described above.

Elements of Our Compensation

The compensation framework for our NEOs consists primarily of the following three elements:

•
Fixed Compensation: Base salaries, fringe benefits, perquisites, predetermined severance and other benefits are primarily intended to attract and retain our NEOs by providing reliable compensation that is not contingent upon short-term or long-term objectives.

•
Annual Incentive Compensation: Performance-based annual cash bonuses are primarily intended to reward superior performance by our NEOs and support fixed compensation in attracting and retaining our NEOs.

•
Long-Term Incentive Compensation: Equity awards are primarily intended to reward longer-term performance by our NEOs and align the long-term economic interests of our NEOs with our stockholders. Equity awards also complement each of the other two elements of our compensation by helping to attract and retain our NEOs and reward superior performance. Our primary forms of equity awards are:

◦
Appreciation awards under the Plan such as NQSOs and SARs. We believe appreciation awards provide a strong link between executive compensation and increases in stockholder value because the value of an appreciation award is contingent upon an increase in the market price of our Common Stock between the grant date and the exercise date.

◦
Full value awards such as RSUs, phantom units under the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan ("Logistics LTIP") and non-plan-based awards of membership interests ("GP Membership Interests") in Delek Logistics GP, LLC ("Logistics GP"), the general partner of Delek Logistics Partners, LP ("Delek Logistics"). In contrast to appreciation awards, we believe full value awards are beneficial because their value is less dependent upon market conditions and, therefore, provide a more lasting incentive for our employees to remain with us.

With regard to the mix of these elements in our NEO compensation framework, our philosophy has been to weigh more heavily toward long-term incentive compensation and less toward fixed and annual incentive compensation, and we expect this philosophy to continue. Each of these elements is discussed further below.

Compensation Setting Process

Because our chief executive officer, Mr. Yemin, served as the Chairman of the Compensation Committee from its inception in May 2006 through March 20, 2013, his compensation was determined by the disinterested members of the Board until March 20, 2013. Mr. Yemin did not participate in Board deliberations with regard to his compensation or discussions pertaining to his compensation with compensation consultants at Aon, who, as described below, assist the Board and the Compensation Committee from time to time with periodic compensation reviews and evaluations. Significant portions of Mr. Yemin’s compensation in 2013 were dictated by the terms of the 2009 Yemin Agreement. The disinterested members of the Board determined Mr. Yemin's bonuses for 2013.

Prior to March 20, 2013, the Compensation Committee was responsible for determining the amount and mix of total compensation to be paid to our NEOs (other than Mr. Yemin), and it has been responsible for determining the amount and mix of total compensation to be paid to all NEOs (including Mr. Yemin) since March 20, 2013. In making these determinations in 2013 for Mr. Yemin, the Compensation Committee solicited Aon's advice. In making these determinations in 2013 for our NEOs other than Mr. Yemin, the Compensation Committee solicited the input and recommendations of Mr. Yemin and referenced Aon's studies of our compensation programs conducted in prior years.

Our goal from year to year is to develop an appropriate mix of fixed, annual incentive and long-term incentive compensation to attract and retain our NEOs while simultaneously incentivizing them to exert their best efforts to maximize near term results and longer term value for our stockholders.

External Consultants

We believe that, in some circumstances, external compensation consultants can provide valuable assistance to us in setting NEO compensation. In anticipation of the October 2013 expiration of the 2009 Yemin Agreement, the Compensation Committee engaged Aon to provide a several reports related to the design and amount of chief executive officer compensation. Following the completion of the 2013 Yemin Agreement, the Compensation Committee engaged Aon to provide a director compensation analysis and target compensation report that was used to develop our current director compensation framework. Finally, in the first quarter of 2014, the Compensation Committee engaged the compensation consultants at Findley to assist us with the evaluation of annual cash bonuses for service during the 2013 fiscal year. We expect that, from time to time, the Compensation Committee will continue to reference data and advice provided, and to be provided, by Aon, Findley or similar external consultants in setting NEO and director compensation. The Compensation Committee believes that both Aon and Findley are independent of management and provide the Compensation Committee with objective advice.

Benchmarking

We believe that effective executive compensation practices depend upon the particular facts and circumstances of each employer and should not be dictated by the practices of others. Therefore, our compensation practices for our NEOs are not designed to track any particular company or group of companies. However, we believe that referencing specific and aggregated compensation data from certain companies and groups of companies from time to time can be a useful tool in our decision making process for all areas of our compensation framework. In connection with the development of the 2013 Yemin Agreement, the Compensation Committee, with the assistance of Aon, developed the group of compensation comparators listed below (the "Comparator Group") to be referenced from time to time in our compensation decisions. The Comparator Group no longer includes retail companies and is designed to benchmark our compensation practices more closely with other independent refiners. Because these comparator companies vary in size, we may regress their data to provide more meaningful points of reference and may also reference un-regressed data from a larger group of general industry companies with sizes similar to ours. We believe this compensation data is derived from appropriate, comparative, cross-sections of industry and human-resource competitors with market capitalization and operational complexity similar to ours and provides meaningful market information to be referenced from time to time in our compensation decisions.

Alon USA Energy, Inc.	PBF Energy, Inc.
Calument Specialty Products Partners, LP	Phillips 66
CVR Energy, Inc.	Tesoro Corporation
HollyFrontier Corporation	Valero Energy Corporation
Marathon Petroleum Corporation	Western Refining, Inc.
Northern Tier Energy, LP

Fixed Compensation

A significant portion of our NEO's overall cash compensation is base salary. Generally, NEO base salaries have not been based upon specific measures of corporate performance, but are determined upon the recommendations of the chief executive officer (except as it pertains to his own compensation), based upon each employee’s individual performance, position and increased responsibilities, how much others at the Company are paid and competitive data. We generally seek to position NEO base salaries at or below the median of size-regressed data from companies in our industry and unregressed data from other companies of similar size to us. The fixed compensation paid to our NEOs during the 2013 fiscal year was largely dictated by the terms of each NEO's employment agreement. For a description of these employment agreements, you should read the narrative discussion following the 2013 Summary Compensation Table and Grants of Plan Based Awards in 2013 table in this Proxy Statement.

Base salaries are reviewed annually. In May 2011, Aon completed a review of our NEO compensation on behalf of the Compensation Committee. The Compensation Committee referenced this review in establishing the minimum base salaries prescribed in the employment agreements for Messrs. Ginzburg, Cox, Green, Daily and Thomas in 2011. In addition, the chief executive officer compensation studies performed by Aon in 2013 were referenced in establishing the minimum base salary prescribed in the 2013 Yemin Agreement. These agreements, along with the 2009 Yemin Agreement, formed the basis for the fixed compensation paid to our NEOs in 2013. The Compensation Committee believes that the fixed compensation paid to our NEOs is appropriate and helps achieve our objectives to attract, retain and motivate our NEOs. For a description of the base salaries and other elements of fixed compensation paid to our NEOs for 2013, please refer to the 2013 Summary Compensation Table in this Proxy Statement.

Annual Incentive Compensation

Annual cash bonuses paid to our NEOs for a fiscal year are typically determined in the first quarter of the ensuing fiscal year and are intended to reward company-wide performance and, to a lesser extent, individual performance during the year. Beginning with the annual cash bonuses paid for service during the 2013 fiscal year, the amount of the cash bonuses paid to our NEOs will generally depend upon our performance measured against our Comparator Group. However, no annual cash bonuses will be paid (regardless of our relative performance) unless the Compensation Committee determines that the Company has achieved a level of profitability that justifies the payment of annual cash bonuses.

Compensatory Arrangements and Annual Bonuses

No compensatory arrangement with any NEO guarantees that an annual cash bonus will be paid to him each year. The decision to award annual cash bonuses to our NEOs, and the determination of the amounts thereof (if any), is the prerogative of the Compensation Committee and/or Board. However, if the Compensation Committee and/or Board determines that annual cash bonuses will be paid to our NEOs in a given year, the employment agreements with our NEOs provide either a target annual cash bonus or a target annual cash bonus range expressed as a percentage of the NEO's base compensation at the end of the bonus year.

2013 Annual Bonuses

In March 2014, the Compensation Committee determined that the net income achieved by the Company during the 2013 fiscal year warranted the evaluation of annual cash bonuses for our NEOs for service during the 2013 fiscal year. The Compensation Committee then measured the Company’s 2013 overall financial performance against the Comparator Group and found that the Company's performance measured within the second quartile of the Comparator Group in each of the following financial measures: return on invested capital, return on equity and return on assets. Based upon the Company's performance on these metrics measured against the Comparator Group as well as the Compensation Committee's general review of the Company's operational performance during the 2013 fiscal year, the Compensation Committee authorized the payment of annual cash bonuses to our NEOs in March 2014 in amounts that were equivalent to the threshold amounts provided under our employment agreements with Messrs. Ginzburg, Green, Daily and Thomas and in an amount determined by the Compensation Committee to be an appropriate threshold amount for Mr. Yemin based upon his target annual bonus percentage for the 2014 fiscal year set forth in the 2013 Yemin Agreement. As a result, Messrs. Ginzburg, Green, Daily and Thomas were each paid a bonus calculated at 33% of his base salary as of December 31, 2013 and Mr. Yemin was paid a bonus calculated at 75% of his base salary as of December 31, 2013. Mr. Cox did not receive a bonus for 2013, because his employment with the Company ended in March 2013. In addition, Mr. Yemin received a bonus payment of $3,000,000 in May 2013, but this amount was paid to Mr. Yemin on a different cycle from that on which bonuses were paid to our other NEOs and was paid in recognition of the Company’s performance, and Mr. Yemin’s service to us, in fiscal 2012. Following the execution of the 2013 Yemin Agreement, Mr. Yemin’s bonus compensation cycle was aligned with that of our other NEOs. For a description of the timing and amount of bonuses paid to Mr. Yemin during the three most recent fiscal years, you should read the narrative discussion following the 2013 Summary Compensation Table and Grants of Plan Based Awards in 2013 table in this Proxy Statement. The Compensation Committee believes that the bonuses paid to our NEOs for 2013 were appropriate due to the Company's achievement of a satisfactory level of net income, satisfactory financial performance relative to the Comparator Group and other factors.

Long-Term Incentives

The Compensation Committee believes that the grant of non-cash, long-term compensation, primarily in the form of long-term incentive awards, to our NEOs is appropriate to attract, motivate and retain such individuals, and enhance stockholder value through the use of non-cash, equity incentive compensation opportunities. The Compensation Committee believes that the best interests of our stockholders would be most effectively advanced by enabling our NEOs, who are responsible for our management, growth and success, to receive compensation from time to time in the form of long-term incentive awards. Because the vesting of long-term awards is based upon continued employment with us, the awards are designed to provide our NEOs with an incentive to remain with us. Since long-term awards will increase in value in conjunction with an increase in the value of our Common Stock, such awards are also designed to align the interests of our NEOs and our stockholders.

Compensatory Arrangements and Long-Term Incentives

No compensatory arrangement with any NEO guarantees that long-term incentive compensation will be awarded to him each year. The decision to award long-term incentive compensation to our NEOs, and the determination of the amounts thereof (if any), is the prerogative of the Compensation Committee and/or Board.

Awards Under the Plan Prior to 2012

Mr. Yemin received a significant SAR award under the Plan in connection with the execution of the 2009 Yemin Agreement and all of these SARs had been exercised at December 31, 2013. The 2009 Yemin Agreement also entitled Mr. Yemin to dividend equivalents with respect to these SARs but we do not intend to grant dividend equivalents rights with respect to appreciation awards in the future.

In 2011, our other NEOs received significant RSU awards under the Plan in connection with the execution of their current employment agreements. The RSUs vest quarterly during the term of the NEO's employment agreement (subject to a minimum six month vesting period). Holders of RSUs including, without limitation, our NEOs, are also credited with dividend equivalents for any cash dividends paid on the number of shares covered by the RSUs as a cash deferral, which deferral is settled in cash upon the vesting of the RSUs. We intend to continue our practice of granting dividend equivalents rights with respect to full value awards.

The Company’s practice has been to grant significant equity awards under the Plan to our NEOs at the commencement of an employment agreement that vest over the term of the employment agreement. Following the significant award to the NEO at the commencement of an employment agreement, no further awards under the Plan are made during the term of the employment agreement. Accordingly, Mr. Yemin did not receive further awards under the Plan during the term of the 2009 Yemin Agreement, and our other NEOs have not received further awards under the Plan during the term of their 2011 employment agreements.

Awards Under the Logistics LTIP in 2012

Each of our NEOs received significant awards under the Logistics LTIP in connection with the November 2012 initial public offering of Delek Logistics. In December 2012, the conflicts committee (the “Conflicts Committee”) of the board of directors of Logistics GP (the “Logistics Board”) awarded 244,883, 50,000, 50,000, 25,000, 15,000 and 12,500 phantom units under the Logistics LTIP to Messrs. Yemin, Ginzburg, Green, Cox, Daily and Thomas, respectively. The phantom units represent the right to receive an equivalent number of limited partner units of Delek Logistics and vest in 10% increments every six months over a period of five years. We believe that our NEOs, all of whom also serve (or served) as directors and/or executive officers of Logistics GP, should have an ongoing stake in Delek Logistics' success, that their interests should be aligned with those of Delek Logistics' unitholders and that the best interests of Delek Logistics' unitholders will be most effectively advanced by enabling our NEOs, who are responsible for Delek Logistics' management, growth and success, to receive compensation in the form of long-term incentive awards. Because the vesting of long-term awards is based upon continued employment with us, the awards are designed to provide our NEOs with an incentive to remain employed by us. Additionally, since long-term awards will increase in value in conjunction with an increase in the value of Delek Logistics common units, the awards are also designed to align the interests of our NEOs and with those of Delek Logistics' unitholders. Accordingly, we believe that our NEOs should be provided compensation in the form of equity-based incentives in connection with their responsibilities for Delek Logistics' management, growth and success. We do not expect to make further Logistics LTIP awards to these NEOs in the immediate future.

In determining the size of the phantom unit awards, the Conflicts Committee considered the anticipated importance of each NEO to the initial and long-term performance of Delek Logistics, that the phantom units would vest incrementally over a five year period, and that a significant initial award, subject to vesting, would likely better secure the efforts and attention of the NEOs than more modest awards provided over time. The amount of Mr. Yemin’s award reflected the Conflicts Committee’s belief that, as chief executive officer of both the Company and Delek Logistics, his performance and efforts would have the greatest bearing on the initial and long-term performance of Delek Logistics. In determining the quantity of Mr. Yemin’s phantom award, the Conflicts Committee targeted an equity award equal to a 1.0% overall economic interest in Delek Logistics. The award of 244,883 phantom units exceeded 1.0% of the outstanding limited partner units to account for the fact that limited partner units represent only 98% of the issued and outstanding ownership interests of Delek Logistics, with the remaining 2% being comprised of the general partner interest held by Logistics GP.

GP Membership Interest Awards in 2013

In March 2013, we determined that, while the initial awards of phantom units to Messrs. Yemin, Ginzburg and Green aligned their interests with Delek Logistics’ limited partner unit holders, awards of GP Membership Interests would also align their incentives with the general partner unit holders of Delek Logistics. Therefore, we granted Messrs. Yemin, Ginzburg and Green awards of 1.0%, 0.2% and 0.2% GP Membership Interests, respectively. In connection with the vesting of these GP Membership Interest awards in June 2013, each of Messrs. Yemin, Ginzburg and Green forfeited unvested phantom units such that each executive’s aggregate equity interest in Delek Logistics was essentially unchanged following the grant of GP Membership Interests. In Mr. Yemin’s case, the grant of the GP Membership Interest and corresponding forfeiture of phantom units was also consistent with the original desire to award him a 1.0% overall economic equity interest in Delek Logistics.

In connection with the negotiation of the 2013 Yemin Agreement and after the evaluation of alternatives, the Compensation Committee agreed to award Mr. Yemin an additional 4.0% GP Membership Interest. The award was conditioned upon his execution of the 2013 Yemin Agreement and it was made on December 10, 2013.

The GP Membership Interests were originally identified as a vehicle for long-term incentive compensation in March 2013 due to the Compensation Committee's desire to balance long-term incentives between the general partner and limited partners interests of Delek Logistics. As members of Logistics GP, Messrs. Yemin, Ginzburg and Green will participate in its future profits and losses from operations, distributions from operations and liquidation value. Logistics GP is entitled to distributions in respect of its 2.0% general partner interest and its incentive distribution rights in Delek Logistics. Any Logistics GP distributions payable to its members while GP Membership Interests are unvested will be paid in arrears upon vesting of such interest. The Compensation Committee believes that GP Membership Interests complement Delek Logistics phantom unit awards because GP Membership Interests are a less dependable form of income compared to a phantom unit but provide more upside to our NEOs as a function of Logistics GP's potential to receive incentive distribution rights. The incentive distribution rights are tied directly to the performance of Delek Logistics and are subordinate to Delek Logistics' commitment to its limited partners (and holders of phantom units).

In addition to subjecting part of the GP Membership Interest to a vesting schedule, all GP Membership Interests are subject to restrictions on transfer under Logistics GP's limited liability company agreement. In particular, the GP Membership Interests are subject to call, put, drag-along and tag-along rights. The call right allows the Company to repurchase the GP Membership Interests upon the termination of the NEO's employment and thereby reverse any dilutive effect of the award if performance falters. Upon termination for any reason other than for cause, the put right enables the NEO to require the Company to repurchase his GP Membership Interests, if vested, at its fair market value. We do not intend to make further grants of GP Membership Interest awards to Messrs. Yemin, Ginzburg or Green.

For a description of the Plan and the Logistics LTIP, you should read the narrative discussions set forth below. For a description of the limited delegation of authority to our chief executive officer to grant certain SARs and NQSOs, as well as the predetermined quarterly grant date practices upon which this authority must be exercised, you should read the narrative discussions of our Compensation and Incentive Plan Committees under the heading "Committees of the Board of Directors" in this Proxy Statement.

2006 Long-Term Incentive Plan

In anticipation of our initial public offering in 2006, our Board and then-sole stockholder adopted the Plan in April 2006, and amendments to the Plan were approved by our Board and stockholders on May 4, 2010. The Plan expires in April 2016. At December 31, 2013, the Plan provided equity-based compensation to approximately 750 of our employees, including our NEOs other than Mr. Yemin. The Plan permits us to grant stock-based awards such as NQSOs, SARs and RSUs as well as cash incentive awards to directors, officers, employees, consultants and other individuals (including advisory board members) who perform services for us or our affiliates. RSU awards under the Plan are accompanied by dividend equivalent rights providing for a lump sum cash amount equal to the accrued dividends from the grant date of the RSU, which is paid in cash on the vesting date.

From the inception of the Plan through May 2010, the Compensation Committee generally administered the Plan, had discretion to select the persons to whom awards were made under the Plan and prescribe the terms and conditions of each award under the Plan. These responsibilities resided with the Incentive Plan Committee from May 2010 through the closing of the Delek Group Offering on March 20, 2013, and have returned to the Compensation Committee since March 20, 2013. In addition, the Board also has the power to administer the Plan. With respect to the application of the plan to non-employee directors, the disinterested members of the Board have sole responsibility and authority for matters relating to the grant and administration of awards. For a description of the Compensation Committee’s delegation of authority to grant equity awards, you should read the narrative discussion of our Compensation and Incentive Plan Committees under the heading "Committees of the Board of Directors" in this Proxy Statement.

Equity awards under the Plan are subject to exercise or base prices equal to (or greater than) the market price of our common stock on the grant date. We define the market price of our common stock as the NYSE closing price on the date of the grant, or the last previous NYSE closing price if the date of the grant occurs on a day when the NYSE is not open for trading. In June 2010, we began using SARs, rather than NQSOs, as the primary form of appreciation awards under the Plan. We expect that SARs will require us to issue fewer shares under the Plan and will, therefore, be less dilutive to our stockholders. Our practice has been to make initial grants of equity awards under the Plan to newly hired eligible employees, including our NEOs. In June of each year, we have also made annual grants of equity awards under the Plan to existing eligible employees in quantities less than the employee's initial grant. However, Mr. Yemin has never participated in these annual grants and none of our other NEOs have participated since the execution of their current employment agreements in 2011. In 2013, we granted 867,900 SARs and 85,000 RSUs under the Plan to our employees, none of which were granted to our NEOs.

We intend to continue our practice of providing long-term equity-based compensation under the Plan to our employees, including our NEOs, through time-vested grants with exercise or base prices equal to (or greater than) the market price of our common stock on the grant date. We also intend to continue our practice of making initial grants to newly hired eligible employees, including future NEOs. The Incentive Plan Committee did not, and the Compensation Committee does not, consider gains from prior equity awards in setting other elements of compensation. For a description of how the grant dates of certain equity awards are predetermined with reference to the expected release of material non-public information, you should read the narrative discussion of our Compensation and Incentive Plan Committees under the heading "Committees of the Board of Directors" in this Proxy Statement.

Delek Logistics GP, LLC 2012 Long-Term Incentive Plan

The board of directors of Logistics GP adopted the Logistics LTIP in connection with Delek Logistics' initial public offering in 2012. The Logistics LTIP is a unit-based compensation plan for the benefit of Logistics GP's officers, directors and employees or its affiliates and any consultants, affiliates or other individuals who perform services for Delek Logistics. Because some members of the Logistics GP board of directors primarily perform services on our behalf in their roles as our executive officers, the Logistics LTIP is generally administered by the Conflicts Committee of the Logistics GP board of directors which is a committee comprised entirely of independent directors. The full Logistics GP board of directors may also grant awards and the Conflicts Committee may delegate, and has delegated to an executive officer of Logistics GP in the past, the authority to issue awards to non-Section 16 officers of Logistics GP. A compensation consultant was not used in the formulation of Logistics GP's compensation framework, objectives and philosophy.

The Logistics LTIP limits the number of units that may be delivered pursuant to vested awards to 612,207 common units, subject to proportionate adjustment in the event of unit splits and similar events. The Logistics LTIP permits the grant of phantom units, unit options, restricted units, unit appreciation rights, distribution equivalent rights and other unit-based awards. Phantom units are the only form of award granted under the Logistics LTIP to date and are accompanied by distribution equivalent rights providing for a lump sum cash amount equal to the accrued distributions from the grant date of the phantom unit, which is paid in cash on the vesting date. The Logistics GP Conflicts Committee determined that phantom units were the most appropriate type of award because phantom units are (i) the most commonly used form of equity compensation in master limited partnerships and therefore familiar to investors, (ii) a more desirable form of award when compared to appreciation-type awards from a tax perspective, (iii) simple to set up and administer, (iv) an efficient means to incentivize employees, and (v) generally subject to immediate forfeiture when the recipient’s employment with Logistics GP or its affiliates ceases. Phantom unit awards under the Logistics LTIP will be settled with Delek Logistics common units. All of the 7,500 phantom unit awards made in 2013 were to the independent members of the Logistics GP board of directors.

Pursuant to the terms of the Logistics LTIP, upon the occurrence of an Exchange Transaction (as defined in the Logistics LTIP, and generally including a merger, consolidation, acquisition, reorganization or similar extraordinary transaction with respect to Delek Logistics), the Logistics GP board of directors may, in its discretion, accelerate the vesting of phantom units, adjust the terms of any outstanding phantom units, or, in the event the Exchange Transaction in which Delek Logistics' unitholders receive equity of another entity, provide for the conversion of phantom units into comparable awards for such entity's equity. This provision provides the potential for immediate value to our NEOs in connection with an Exchange Transaction and, therefore, aligns our NEOs' interests with those of Delek Logistics' unitholders and incentivizes our NEOs to work to maximize the value of Delek Logistics units in the event such a transaction were to occur. For a description of the terms of these arrangements see “Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement.

Fringe Benefits, Perquisites and Severance Provisions

Our NEOs are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability insurance. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan (“401(k) Plan”) for eligible employees (including our NEOs) administered by Wells Fargo Institutional Retirement and Trust, a business unit of Wells Fargo Bank, N.A. Employees must be at least 21 years of age with at least 1,000 hours worked to be eligible to participate in the 401(k) Plan. After the first anniversary of employment with us, we match employee contributions to the 401(k) Plan, including those by our NEOs, on a fully vested basis up to a maximum of six percent of eligible compensation.

Since the 2008 tax year, we have reimbursed our executive officers for the cost of professional preparation of their income tax returns. Because our executive officers are typically among our most highly compensated employees, their personal tax returns may be examined in connection with examinations of our tax returns. In addition, Exchange Act reporting requirements expose the executive officers’ compensation to public scrutiny. We believe that encouraging our executive officers to seek professional tax advice will mitigate the personal risks that accompany the heightened scrutiny of their compensation, provide us with a retention and recruiting tool for executive officers, and protect us from the negative publicity that could surround an executive officer’s misstatement of his or her personal income tax liabilities.

In addition, we provided limited additional perquisites to certain NEOs in 2013 pursuant to compensatory arrangements entered into prior to 2013. Messrs. Yemin and Ginzburg each received residence benefits, the use of a company-owned automobile and an education allowance of $1,000 per child per month for their minor children. Messrs. Yemin and Ginzburg were provided with the cost of roundtrip business class airfare for trips to Israel for each of them and their families. We reimbursed Messrs. Yemin and Ginzburg for the value of income taxes incurred as result of airfare benefits and the imputed value of Mr. Yemin's rent-free residence in a company-owned home. We also reimbursed each of Messrs. Ginzburg, Green and Cox for the value of income taxes incurred as a result of vested RSUs granted under their 2011 employment agreements. The employment agreement executed by Mr. Yemin in November 2013 eliminates his residence, education, airfare and tax reimbursement benefits. We expect the perquisites provided to our other NEOs in 2013 to continue in 2014 pursuant to their 2011 employment agreements. For a description of the perquisites paid to our NEOs for 2013, you should read the 2013 Summary Compensation Table in this Proxy Statement.

The employment agreements with our NEOs as well as the terms of the Plan may require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or an exchange transaction. The employment agreements also allow us to “clawback” certain compensation from Messrs. Ginzburg, Green, Daily and Thomas in connection with certain terminations of their employment. For a description of the terms of these arrangements see “Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement. We have established these arrangements because we believe that providing NEOs with compensation and benefit arrangements upon termination or an exchange transaction is necessary for us to be competitive with compensation packages of other companies in our industry and assists us in recruiting and retaining talented executives. In addition, formalizing these benefits provides us with certainty in terms of our obligations to an eligible executive in the event that our relationship with any such executive is terminated.

Advisory Vote on Executive Compensation

We conducted our first advisory vote to approve our executive compensation at our 2011 Annual Meeting of Stockholders and more than 75% of the votes cast were in favor of our NEO compensation as described in our proxy statement. As a result, our NEO compensation was approved (on an advisory basis) by our stockholders. We have also determined that our stockholders should vote on an advisory say-on-pay proposal every third year, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting. As a result, our next advisory say-on-pay vote will occur in connection with our Annual Meeting.

While these votes are not binding on us, our Board or its committees, we believe it is important for our stockholders to have an opportunity to express their views regarding our executive compensation philosophy, our compensation policy and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board and its Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our NEOs as disclosed in the proxy statement, our Board will consider our stockholders' concerns and our Compensation Committee will evaluate whether any actions are necessary to address the concerns. In addition to the advisory vote to approve our executive compensation, we encourage ongoing engagement with our stockholders on executive compensation and corporate governance issues.

Stock Ownership Requirements

We do not have express stock ownership guidelines.

Prohibition Against Speculative Transactions

Our Code of Business Conduct & Ethics, which applies to all of our employees and directors, prohibits speculative transactions in our stock such as short sales, puts, calls or other similar options to buy or sell our stock in an effort to hedge certain economic risks or otherwise.

Guidelines For Trades By Insiders

We maintain policies that govern trading in our stock by officers and directors required to report under Section 16 of the Exchange Act, as well as certain other employees who may have regular access to material non-public information about us. These policies include pre-approval requirements for all trades and periodic trading “black-out” periods designed with reference to our quarterly financial reporting schedule. We also require pre-approval of all trading plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act. To mitigate the potential for abuse, no trades are allowed under a trading plan within 30 days after adoption. In addition, we discourage termination or amendment of trading plans by prohibiting trades under new or amended plans within 90 days following a plan termination or amendment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Carlos E. Jordá, Chairman
Charles H. Leonard
Shlomo Zohar

2013 Summary Compensation Table

The 2013 Summary Compensation Table below summarizes the compensation for the fiscal year ended December 31, 2013 (and the two prior fiscal years) for (i) our principal executive officer (Mr. Yemin), (ii) our former principal financial officer (Mr. Cox) and our current principal financial officer (Mr. Ginzburg) and (iii) our three other most highly compensated executive officers for the fiscal year ended December 31, 2013 (Messrs. Green, Daily and Thomas). We refer to these individuals collectively herein as our “named executive officers” or “NEOs.” The footnotes to the 2013 Summary Compensation Table set forth narrative discussions of the material factors necessary to understand the information disclosed in the table.

(a)	(b)	(c)		(d)		(e)	(f)	(i)		(j)
Name Principal Position(s)	Fiscal Year	Salary*		Bonus		Stock Awards	Option Awards	All Other Compensation		Total
		($)	(1)	($)(2)	(1)	($)(3)	($)	($)		($)
Ezra Uzi Yemin President and Chief Executive Officer	2013	635,723	8.5%	3,660,000	49.1%	2,235,130	—	918,968	(4)	7,449,821
	2012	468,000	5.6%	1,500,000	17.8%	5,546,600	—	890,254		8,404,854
	2011	468,000	23.6%	700,000	35.3%	—	—	816,086		1,984,086
Assaf Ginzburg Executive Vice President and Chief Financial Officer (5)	2013	280,000	28.8%	92,400	9.5%	91,449	—	508,344	(6)	972,193
	2012	280,000	12.5%	210,000	9.4%	1,132,500	—	615,955		2,238,455
	2011	263,077	6.6%	700,000	17.5%	2,784,000	47,905	203,645		3,998,627
Mark B. Cox Former Executive Vice President and Former Chief Financial Officer (5)	2013	75,385	13.6%	—	0.0%	—	—	479,729	(7)	555,114
	2012	280,000	23.4%	100,000	8.3%	566,250	—	252,449		1,198,699
	2011	263,077	8.7%	555,000	18.4%	2,130,000	47,905	15,182		3,011,164
Frederec Green Executive Vice President	2013	280,000	32.6%	92,400	10.8%	91,449	—	395,158	(8)	859,007
	2012	280,000	14.2%	210,000	10.6%	1,132,500	—	351,934		1,974,434
	2011	256,154	7.8%	750,000	22.9%	2,130,000	47,905	87,011		3,271,070
Harry P. Daily Executive Vice President (9)	2013	250,000	65.0%	82,500	21.5%	—	—	51,852	(10)	384,352
Kent B. Thomas Executive Vice President, General Counsel and Secretary (9)	2013	250,000	66.2%	82,500	21.8%	—	—	45,115	(11)	377,615

*
Amounts shown represent 26 bi-weekly pay periods during each fiscal year and are not reduced to reflect the NEO's contributions, if any, to the Company’s 401(k) Plan. Amounts shown are amounts actually earned by the NEO during the applicable fiscal year and reflect, to the extent applicable, the impact of any salary increase during the year. In the case of Mr. Cox, the 2013 amount represents the base salary paid to Mr. Cox through the date of the end of his employment with us of March 31, 2013.

(1)	This column represents the dollar amount as a percentage of the Total Compensation figure set forth in column (j).

(2)
Bonuses for the 2013 fiscal year consist of $3,000,000 paid to Mr. Yemin in May 2013, and annual cash incentives of $660,000, $92,400, $92,400, $82,500 and $82,500 paid to Messrs. Yemin, Ginzburg, Green, Daily and Thomas, respectively, in March 2014.

(3)
The fiscal year 2013 amounts for Messrs. Yemin, Ginzburg and Green represent the fair value of GP Interests granted to Messrs. Yemin, Ginzburg and Green in March and to Mr. Yemin in December. With respect to GP Interests, fair value is calculated based on the fair value of the GP at the date of grant, calculated in accordance with FASB ASC Topic 718 for financial reporting purposes. The grant date fair values for the March 10, 2013 grants were $457,246 for Mr. Yemin and $91,449 for each of Messrs. Ginzburg and Green. The grant date fair value for the December 10, 2013 grant to Mr. Yemin was $1,777,884. Assumptions used in the calculation of these amounts for the 2013 fiscal year are included in footnote 11 to our audited financial statements for the 2013 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 3, 2014.

(4)
For the fiscal year 2013, this amount includes dividend equivalent payments upon vested and outstanding SARs in the amount of $366,584, distribution equivalent payments upon vested phantom units and vested GP Membership Interests in the amounts of $187,436 and $1,836, respectively, matching contributions to the Company’s 401(k) Plan in the amount of $15,300, group term life insurance premiums of $42, reimbursement of the value of income taxes incurred as a result of the residence benefit in the amount of $69,986, reimbursement of the value of income taxes incurred as a result of the airfare benefit in the amount of $20,519 and the incremental costs of the following perquisites: rent-free residence in a company-owned house in the amount of $129,975, a family education allowance in the amount of $36,000, the value of roundtrip airfare to Israel for himself and his family in the amount of $52,013, professional tax preparation fees in the amount of $38,498 and personal use of a company-owned automobile. We calculated the aggregate incremental cost of Mr. Yemin’s residence benefit as the fair rental value of the company-owned home provided to Mr. Yemin. We calculated the aggregate incremental cost of the education allowance and airfare benefits as the dollar amount paid by us for each.

(5)	Mr. Cox served as our Chief Financial Officer from September 2009 until January 2013. Mr. Ginzburg has served as our Chief Financial Officer since January 2013.

(6)
For the fiscal year 2013, this amount includes dividend equivalent payments upon the vesting of RSUs in the amount of $65,065, distribution equivalent payments upon on vested phantom units and vested GP Membership Interests in the amounts of $10,090 and $367, respectively, matching contributions to the Company’s 401(k) Plan in the amount of $15,300, group term life insurance premiums of $928, a wellness gift of $75, reimbursement of the value of income taxes incurred as a result of the residence benefit in the amount of $33,097, reimbursement in the amount of $274,553 for the value of income taxes incurred as a result of vested RSUs, reimbursement of the value of income taxes incurred as a result of the airfare benefits in the amount of $7,737 and the incremental costs of the following perquisites: a residence allowance in the aggregate amount of $54,000, a family education allowance, personal use of a company-owned automobile, professional tax preparation fees and the value of roundtrip airfare to Israel for Mr. Ginzburg and his family. We calculated the aggregate incremental cost of the education allowance, residence allowance and airfare benefits as the dollar amount paid by us to Mr. Ginzburg.

(7)
For the fiscal year 2013, the amount in this column includes a separation payment of $266,458, dividend equivalent payments upon the vesting of RSUs in the amount of $37,361, matching contributions to the Company's 401(k) Plan in the amount of $13,302, group term life insurance premiums of $406, a wellness gift of $40 and reimbursement in the amount of $162,162 for the value of income taxes incurred as a result of vested RSUs. This amount does not include the value of perquisites and other personal benefits or property received by Mr. Cox because the aggregate amount of such compensation was less than $10,000. Please see the narrative discussion under the heading "Potential Payments Upon Termination or Change-In-Control" in this Proxy Statement for further discussion of the separation payment made to Mr. Cox.

(8)
For the fiscal year 2013, this amount includes dividend equivalent payments upon the vesting of RSUs in the amount of $66,040, distribution equivalent payments upon vested phantom units and vested GP Membership Interests in the amounts of $10,090 and $367, matching contributions to the Company’s 401(k) Plan in the amount of $3,877, group term life insurance premiums of $1,547 and reimbursement in the amount of $313,237 for the value of income taxes incurred as a result of vested RSUs. This amount does not include the value of perquisites and other personal benefits or property received by Mr. Green because the aggregate amount of such compensation was less than $10,000.

(9)	Information is presented only for the 2013 fiscal year because the individual was not an NEO for fiscal years 2011 or 2012.

(10)
For the fiscal year 2013, this amount includes dividend equivalent payments upon on the vesting of RSUs in the amount of $26,717, distribution equivalent payments upon vested phantom units in the amounts of $3,027, matching contributions to the Company's 401(k) Plan in the amount of $15,300 and group term life insurance premiums of $6,808. This amount does not include the value of perquisites and other personal benefits or property received by Mr. Daily because the aggregate amount of such compensation was less than $10,000.

(11)
For the fiscal year 2013, this amount includes dividend equivalent payments upon the vesting of RSUs in the amount of $26,186, distribution equivalent payments upon vested phantom units in the amounts of $2,523, matching contributions to the Company's 401(k) Plan in the amount of $15,300, group term life insurance premiums of $1,032 and a wellness gift of $75. This amount does not include the value of perquisites and other personal benefits or property received by Mr. Thomas because the aggregate amount of such compensation was less than $10,000.

Grants of Plan Based Awards in 2013

Because each of our NEOs continued to benefit from significant plan-based equity awards granted in prior years, none of our NEOs were granted plan-based equity awards during 2013.

Narrative to the 2013 Summary Compensation Table and Grants of Plan-Based Awards in 2013 Table

2013 Yemin Agreement

In anticipation of the expiration of the 2009 Yemin Agreement, the Compensation Committee engaged Aon to provide a chief executive officer compensation analysis and recommendation. Aon's research provided compensation data based upon size-regressed data from our Comparator Group, unregressed data from general industry companies of similar size to us and an equally weighted blend of the two. Based upon its research, Aon also provided a recommendation for the various key terms of Mr. Yemin's employment agreement including, without limitation, contract length, base compensation, annual incentive compensation, long-term incentive compensation and provisions pertaining to separation of employment and change-in-control. After evaluating the Aon data, the Compensation Committee recommended, the Board approved and the Company entered into, the 2013 Yemin Agreement.

The 2013 Yemin Agreement is effective November 1, 2013 and succeeds the 2009 Yemin Agreement. Under the terms of the 2013 Yemin Agreement, Mr. Yemin will continue to serve as the Company’s Chief Executive Officer and as the Chairman of the Board. The 2013 Yemin Agreement specifies that Mr. Yemin’s base salary shall be no less than the annualized equivalent of $880,000 and sets his annual bonus target for the 2014 fiscal year at 140% of his base salary. Additionally, Mr. Yemin will be eligible to participate in the Company’s long-term incentive plans that may be in effect from time to time for the Company and its subsidiaries, including, without limitation, the Plan and the DKL LTIP, on terms commensurate with his position and duties, as determined by the Board on an annual basis. The 2013 Yemin Agreement eliminates the following perquisites previously provided to Mr. Yemin under the 2009 Yemin Agreement: rent-free residence, the cost of reasonable personal travel to Israel during each calendar year for himself, his spouse and each of his minor children, an education allowance of $1,000 per month for each of his minor children, tax gross-up payments and the payment of dividend equivalents on SARs. Under the 2013 Yemin Agreement, Mr. Yemin leases his residence from us at fair market value and holds an option to purchase the residence from the Company at fair market value. In addition, he will continue to be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) and will continue to be provided the personal use of a company-owned automobile.

Under the terms of the 2013 Yemin Agreement, Mr. Yemin may receive certain benefits upon the expiration or termination of his employment. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement for further discussion of these terms of Mr. Yemin’s 2013 Yemin Agreement.

2009 Yemin Agreement

The 2009 Yemin Agreement was effective May 1, 2009, was amended in August 2012 and expired on October 31, 2013. Under the terms of the 2009 Yemin Agreement, as amended, Mr. Yemin received a base monthly salary of at least $50,000 beginning January 1, 2013, cash bonuses at the discretion of the Board and the following perquisites: rent-free residence in a Company-owned home, the option to purchase the residence at the greater of the Company’s cost or fair market value, the use of a Company-owned automobile, the cost of reasonable personal travel to Israel during each calendar year for himself, his spouse and each of his minor children, an education allowance of $1,000 per month for each of his minor children and the reasonable costs of professional preparation of his personal income tax return(s). Income taxes incurred by Mr. Yemin on residence and airfare benefits were grossed up and reimbursed to him at his marginal tax rate. Mr. Yemin was granted 1,850,040 SARs in September 2009, and, under the terms of the 2009 Yemin Agreement, the Company paid dividend equivalents in cash to Mr. Yemin on all shares subject to vested and outstanding SARs and accrued such dividend equivalents on shares subject to unvested SARs. All SARs granted to Mr. Yemin under the 2009 Yemin Agreement (and thereby subject to the payment of dividend equivalents) had vested and none were outstanding at December 31, 2013.

Acceleration Certain Yemin Phantom Units

In connection with the approval of the 2013 Yemin Agreement, the Conflicts Committee of the board of directors of Logistics GP approved, upon the recommendation of the disinterested members of the Board and contingent upon Mr. Yemin’s execution of the 2013 Yemin Agreement, the acceleration of 97,955 Delek Logistics phantom units granted under the Logistics LTIP. These phantom units were granted to Mr. Yemin on December 10, 2012 and were scheduled to vest ratably every six months through December 10, 2017. Instead, the 97,955 phantom units vested on December 10, 2013 and the 97,952 phantom units that remain unvested after December 10, 2013 will continue vest ratably every six months through December 10, 2017.

GP Membership Interest Awards

In March 2013, the disinterested members of the Board approved, and Messrs. Yemin, Ginzburg and Green were each granted, a non-plan-based award of a 1.0%, 0.2% and 0.2% GP Membership Interest, respectively, that vested on June 10, 2013. In connection with the vesting of these awards, Messrs. Yemin, Ginzburg and Green forfeited 4,898, 980 and 980 Delek Logistics phantom unit awards, respectively, that would have otherwise vested on June 10, 2013. The forfeited phantom units were designed to ensure that each executive’s aggregate equity interest in Delek Logistics remained approximately the same following the initial grant of GP Membership Interests. In Mr. Yemin’s case, the grant of the GP Membership Interest and corresponding forfeiture of phantom units was also consistent with the original desire to award him a 1.0% overall economic equity interest in Delek Logistics.

Finally, in connection with the approval of the 2013 Yemin Agreement in November 2013, the Compensation Committee recommended, and the disinterested members of the Board approved, an award of an additional 4.0% GP Membership Interest to Mr. Yemin. The 4.0% GP Membership Interest was granted on December 10, 2013 and half of it vested immediately. Subject to his continued employment with the Company, a 0.5% GP Membership Interest will vest on June 10, 2014 and a 0.25% GP Membership Interest will vest every six months thereafter through June 10, 2017.

The GP Membership Interests are subject to restrictions on transfer under Logistics GP's limited liability company agreement. As members of Logistics GP, Messrs. Yemin, Ginzburg and Green will participate in its future profits and losses from operations, distributions from operations and liquidation value. Logistics GP is entitled to distributions in respect of its 2.0% general partner interest and its incentive distribution rights in Delek Logistics. Any Logistics GP distributions payable in respect of the unvested GP Membership Interests was paid in arrears upon vesting of such interest.

Messrs. Yemin, Ginzburg and Green may receive certain benefits with respect to the GP Membership Interests upon the expiration or termination of employment. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement for further discussion of these terms of the GP Membership Interests.

2011 Employment Agreements with Ginzburg, Green, Cox, Daily and Thomas

We entered into an employment agreement effective August 1, 2011 with Mr. Ginzburg that expires on June 30, 2015. The agreement provides that Mr. Ginzburg will receive an annualized base salary of at least $280,000 and will be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) during the term of his agreement. The agreements also set Mr. Ginzburg's annual bonus target between 33% and 75% of his base salary at the end of the bonus year and provided for the RSU grant and perquisites set forth below.

Under the 2011 agreement, Mr. Ginzburg will continue to be paid a residence allowance of $4,500 per month, an education allowance of $1,000 per month for each of his minor children, will continue to be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) and one personal trip to Israel during each calendar year for himself, his spouse and his minor children and will continue to be provided the personal use of a company-owned automobile. The 2011 agreement provides that income taxes incurred by Mr. Ginzburg as a result of his airfare benefits will be grossed up at his marginal tax rate. On September 10, 2011, Mr.Ginzburg was granted 200,000 RSUs of which 120,002 had vested at December 31, 2013, 13,333 vested on March 10, 2014 and 13,333 will vest on the tenth day of the last month of each calendar quarter thereafter through June 10, 2015. Under the 2011 agreement, income taxes incurred by Mr. Ginzburg as a result of the vesting of the 200,000 RSUs will be reimbursed to him, but not grossed up, at his marginal tax rate, provided that the aggregate value of such tax reimbursements shall not exceed the value that would be reimbursed to him if the fair market value of our Common Stock were $13.00 on each RSU vesting date.

We entered into employment agreements effective November 1, 2011 with each of Messrs. Green, Cox, Daily and Thomas. Mr. Green's agreement expires on April 30, 2016, the agreements for Mr. Daily and Thomas expire on October 31, 2016 and Mr. Cox's agreement expired in connection with the end his employment with us on March 31, 2013. The agreements provide that Mr. Green will receive (and Mr. Cox received) an annualized base salary of at least $280,000, Messrs. Daily and Thomas will each receive annualized base salaries of at least $250,000 and each executive will be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) during the term of his agreement. The agreements also set each executive's annual bonus target between 33% and 75% of his base salary at the end of the bonus year and provided for the RSU grants set forth below.

Mr. Green was granted 200,000 RSUs on December 10, 2011 of which 94,250 had vested at December 31, 2013, 11,750 vested on March 10, 2014 and 11,750 will vest on the tenth day of the last month of each calendar quarter thereafter through March 10, 2016. Mr. Cox was also granted 200,000 RSUs on December 10, 2011 of which 74,000 had vested and 126,000 were forfeited upon the end of his employment with us on March 31, 2013. Income taxes incurred as a result of these RSUs will be reimbursed to Mr. Green (and were reimbursed to Mr. Cox), but not grossed up, at the executive's marginal tax rate, provided that the aggregate value of such tax reimbursements shall not exceed the value that would be reimbursed to him if the fair market value of our Common Stock were $13.00 on each vesting date. Messrs. Daily and Thomas were also granted 100,000 RSUs each on December 10, 2011 of which 42,250 had vested at December 31, 2013, 5,250 vested on March 10, 2014 and 5,250 will vest on the tenth day of the last month of each calendar quarter thereafter through September 10, 2016. Messrs. Daily and Thomas do not receive any tax reimbursements or gross-ups in connection with these RSUs.

Each of Messrs. Ginzburg, Green, Daily and Thomas may receive (and Mr. Cox received) certain benefits upon the expiration or termination of employment under the 2011 employment agreements. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement for further discussion of these terms (including a discussion of Mr. Cox's separation agreement).

Yemin Bonus Compensation

While our other NEOs received annual bonuses in March 2012 in recognition of service during fiscal year 2011, Mr. Yemin did not. Therefore, the aggregate bonus amount paid to Mr. Yemin in 2011 was comprised entirely of a special bonus paid to him and our other NEOs in May 2011 to reward them for the successful completion of the acquisition of the El Dorado refinery (the "Lion Oil

Bonuses"). While annual bonuses paid to our NEOs for a fiscal year are typically determined in the first quarter of the ensuing fiscal year, annual cash bonuses paid to Mr. Yemin in recognition of service for fiscal years prior to 2013 were typically determined and paid after the first quarter of the year. As the top ranking executive of a subsidiary of a foreign company, the timing of Mr. Yemin’s bonus was influenced by the compensation practices of Delek Group which pays its executive bonuses after the first quarter. Therefore, the disinterested members of the Board evaluated Mr. Yemin’s bonus at a different time, and in a different context, than the bonuses awarded to our other NEOs. As a result, the bonuses paid to Mr. Yemin in August 2012 and May 2013 were largely attributable to his service in the 2011 and 2012 fiscal years, respectively, as well as the Company’s broader performance during the partial year in which the payment was made. By the first quarter of 2014, Delek Group’s compensation practices no longer influenced the timing or determination of Mr. Yemin’s bonus and the Compensation Committee began determining Mr. Yemin’s annual bonus at the same time and in the same fashion as our other NEOs. As a result, Mr. Yemin's bonus compensation for 2013 in the 2013 Summary Compensation Table above includes the bonus paid in May 2013 (which was largely attributable to his service in the 2012 fiscal year) and the bonus paid in March 2014 for service during the 2013 fiscal year. The following table restates Mr. Yemin's bonus compensation as if the bonuses paid to him in August 2012 and May 2013 had been paid in March of each year in recognition for service during the prior fiscal year:

Fiscal Year	Aggregate Bonus(es)	Consists of
2013	$660,000	Annual bonus paid in March 2014
2012	$3,000,000	Bonus paid in May 2013
2011	$2,200,000	$700,000 Lion Oil Bonus paid in May 2011 and $1,500,000 bonus paid in August 2012

Bonus Compensation for Ginzburg, Cox and Green for Fiscal Years 2011 and 2012

For fiscal year 2011, our NEOs received bonus compensation in three different forms. First, the Lion Oil Bonuses were paid in May 2011 to each of our NEOs to reward them for the successful completion of the acquisition of the El Dorado refinery. This transaction represented a significant milestone in the Company’s development by establishing the Company as a multiple-asset refiner and more than doubling the Company’s aggregate refining capacity. Second, contract bonuses were paid in 2011 to Messrs. Ginzburg, Cox and Green in accordance with the terms of their respective employment agreements. Mr. Yemin was not entitled to contract bonuses under his former employment agreement and such bonuses are not provided for in his current employment agreement. In addition, no further contract bonuses are due to our NEOs under their existing employment agreements. Finally, annual bonuses were paid in March 2012 to our NEOs (other than Mr. Yemin) to reward them for company-wide performance and, to a lesser extent, individual performance during the 2011 fiscal year. As explained above, Mr. Yemin did not receive an annual bonus in March 2012 but received a bonus in August 2012.

The variation in bonuses paid for fiscal years 2011 and 2012 to Messrs. Ginzburg, Cox and Green is attributable primarily to the fact that certain types of bonuses paid to these NEOs in 2011 were not paid in 2012. The 2011 aggregate bonus amounts set forth in the 2013 Summary Compensation Table for each of Messrs. Ginzburg, Green and Cox consist of three components: (i) Lion Oil Bonuses, (ii) contract bonuses paid pursuant to the terms of each NEO’s respective employment agreement and (iii) annual bonuses paid in March 2012. In contrast, the 2012 aggregate bonus amounts in the 2013 Summary Compensation Table for each of Messrs. Ginzburg, Cox and Green contain only one type of bonus payment-namely, annual bonuses paid in March 2013. The following table illustrates the breakdown of these bonus components for each of fiscal 2011 and 2012:

	Fiscal Year	Lion Oil Bonus ($)	Contract Bonus ($)	Annual Bonus ($)	Total ($)
Ginzburg	2012	n/a	n/a	210,000	210,000
	2011	300,000	190,000	210,000	700,000
Green	2012	n/a	n/a	210,000	210,000
	2011	300,000	190,000	260,000	750,000
Cox	2012	n/a	n/a	100,000	100,000
	2011	250,000	130,000	175,000	555,000

As the table above illustrates, the only bonus component paid in both years was the annual bonus. No special bonuses were paid to these NEOs for fiscal year 2012 because no extraordinary circumstances existed that would merit a special bonus. No contract bonuses were paid to these NEOs during fiscal year 2012 because all such bonuses specified in their respective employment agreements were paid in 2011.

Once the Compensation Committee elected to pay annual bonuses for fiscal years 2011 and 2012, each of Messrs. Ginzburg, Cox and Green was entitled, under the terms of his respective employment agreement, to receive an annual bonus targeted between 33% and 75% of base salary. For both of fiscal years 2011 and 2012, Mr. Ginzburg’s annual bonus was $210,000, or 75% of his base salary, reflecting an award at the top of the targeted range. Mr. Cox received annual bonuses in the amount of $175,000, or 63% of his base salary for fiscal year 2011 and $100,000, or 36% of his base salary for fiscal year 2012. For fiscal year 2011, Mr. Green received annual bonus in the amount of $260,000, or 93% of his base salary, reflecting an award in excess of the targeted range. Mr. Green’s annual bonus for fiscal year 2012 was $210,000, or 75% of his base salary, reflecting an award at the top of the targeted range. Mr. Green’s award in excess of the targeted range for fiscal year 2011 rewarded, in addition to the strong performance of the Company, his exceptional performance in his role as the chief operating officer of our refining segment during a year of significant expansion through the acquisition of the El Dorado refinery and his extraordinary efforts associated with the integration of the newly-acquired asset into the Company’s operations.

Messrs. Ginzburg, Cox and Green received annual bonuses for fiscal year 2012 that were paid in March 2013 to reward the strong performance of the Company and their individual contributions to that performance. Messrs. Ginzburg and Green received annual bonuses at the top of the range set forth in their respective employment agreements because each was instrumental in the strong performance of the Company, especially our refining segment, and the successful initial public offering of a subsidiary master limited partnership. The lower annual bonus paid to Mr. Cox for fiscal year 2012 is attributable to the fact that he ceased to serve as our Chief Financial Officer in January 2013 and his employment with the Company ended in March 2013. As one of the goals of the annual bonus is employee retention, the Compensation Committee believed a lower bonus for Mr. Cox was appropriate.

2006 Long-Term Incentive Plan and Equity Grants

None of our NEOs received long-term incentive awards under the Plan in 2013 or 2012 and all SAR and RSU grants in 2011 were made pursuant to the Plan. All phantom unit grants to our NEOs in 2012 were made pursuant to the Logistics LTIP in connection with the initial public offering of Delek Logistics Partners, LP. For a description of the Plan and the Logistics LTIP, you should read the narrative discussion under the heading "Long-Term Incentives" in this Proxy Statement.

Outstanding Equity Awards at December 31, 2013

The following table provides information about the number of outstanding equity awards held by our NEOs at December 31, 2013.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
Ezra Uzi Yemin (2)	—	—		—	—	97,952	(3)	$3,100,181
Assaf Ginzburg	—	1,625	(4)	$6.98	6/10/2020	79,998	(5)	$2,752,731
	—	3,250	(6)	$14.25	6/10/2021	40,000	(3)	$1,266,000
Mark B. Cox	—	—		—	—	—		—
Frederec Green	15,000	—		$9.17	6/10/2019	105,750	(7)	$3,638,858
	1,625	1,625	(4)	$6.98	6/10/2020
	1,625	3,250	(6)	$14.25	6/10/2021	40,000	(3)	$1,266,000
Harry P. Daily	1,625	—		$9.17	6/10/2019	59,000	(8)	$2,030,190
	1,625	1,625	(4)	$6.98	6/10/2020
	7,500	7,500	(9)	$6.60	9/10/2020	12,000	(3)	$379,800
	1,625	3,250	(6)	$14.25	6/10/2021
Kent B. Thomas	—	7,500	(10)	$8.37	3/10/2020	59,000	(8)	$2,030,190
	—	1,625	(4)	$6.98	6/10/2020
	—	3,250	(6)	$14.25	6/10/2021	10,000	(3)	$316,500

(1)
Amounts in this column are based upon a fair market value of $34.41 per share and $31.65 per unit which were the NYSE closing price of our Common Stock and Delek Logistics' common units, respectively, on December 31, 2013.

(2)	Amounts for Mr. Yemin do not include the outstanding 2.0% GP Membership Interest granted to him in December 2013.

(3)
Consists of DKL Phantom Units that are scheduled to vest ratably every six months beginning June 10, 2014 through December 10, 2017. Amounts for Messrs. Yemin, Ginzburg and Green include the forfeiture of 4,898, 980 and 980 phantom units, respectively, on June 10, 2013.

(4)	The SARs vest on June 10, 2014.

(5)
Pursuant to his 2011 employment agreement, Mr. Ginzburg was granted 200,000 RSUs on September 10, 2011 of which 120,002 had vested at December 31, 2013, 13,333 vested on March 10, 2014 and 13,333 will vest every three months thereafter through June 10, 2015.

(6)	1,625 SARs vest on each of June 10, 2014 and 2015.

(7)
Pursuant to his 2011 employment agreement, Mr. Green was granted 200,000 RSUs on December 10, 2011 of which 94,250 had vested at December 31, 2013, 11,750 vested on March 10, 2014 and 11,750 will vest every three months thereafter through March 10, 2016.

(8)
Pursuant to employment agreements executed by Messrs. Daily and Thomas in 2010, each was granted 5,000 RSUs of which 3,750 had vested at December 31, 2013. The balance of these RSUs vested on March 10, 2014 for Mr. Thomas and will vest on September 10, 2014 for Mr. Daily. In addition, pursuant to employment agreements executed by Messrs. Daily and Thomas in 2011, each was granted 100,000 RSUs of which 42,250 had vested at December 31, 2013, 5,250 vested on March 10, 2014 and 5,250 will vest every three months thereafter through September 10, 2016.

(9)	The SARs vest on September 10, 2014.

(10)	The NQSOs vested on March 10, 2014.

Option Exercises and Stock Vested in 2013

The following table provides information about NQSO and SAR exercises by, and the vesting of RSUs and DKL phantom units for, our NEOs during fiscal year 2013.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise		Value Realized on Exercise (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting (2)
Ezra Uzi Yemin	336,000	(3)	$5,783,232	142,033	(3)	$4,704,230
Assaf Ginzburg	3,250	(4)	$78,650	62,352	(4)	$2,019,819
Mark B. Cox	23,125	(5)	$645,020	39,000	(5)	$1,544,925
Frederec Green	—		n/a	63,520	(6)	$2,076,729
Harry P. Daily	—		n/a	25,250	(7)	$806,439
Kent B. Thomas	12,375	(8)	$355,114	24,750	(8)	$810,175

(1)	The values in this column are based upon the difference between the fair market value of our Common Stock on the exercise dates and the exercise price or base price of the NQSO or SAR, respectively.

(2)	The values in this column are based upon the fair market value of our Common Stock or DKL common units on the vesting dates.

(3)	Consists of the following:

Date	Stock Vested	Options Exercised	Exercise/Base Price	Fair Market Value
01/31/2013	—	112,000	$14.80	$2,147,040
	—	22,400	$15.60	$411,488
06/03/2013	—	89,600	$15.60	$1,729,280
06/10/2013	19,590	—	n/a	$680,753
06/30/2013	—	22,400	$15.60	$295,232
08/08/2013	—	22,400	$15.60	$317,408
09/08/2013	—	22,400	$15.60	$195,552
12/09/2013	—	44,800	$15.60	$687,232
12/10/2013	122,443	—	n/a	$4,023,477

(4)	Consists of the following:

Date	Stock Vested	Options Exercised	Exercise/Base Price	Fair Market Value
03/10/2013	13,333	—	n/a	$533,720
06/10/2013	—	1,625	$6.98	$45,224
	—	1,625	$14.25	$33,426
	13,333	—	n/a	$463,322
	4,020	—	n/a	$139,695
09/10/2013	13,333	—	n/a	$313,592
12/10/2013	13,333	—	n/a	$405,190
	5,000	—	n/a	$164,300

(5)	Consists of the following:

Date	Stock Vested	Options Exercised	Exercise/Base Price	Fair Market Value
03/10/2013	10,500	—	n/a	$420,315
03/31/2013	28,500	—	n/a	$1,124,610
04/23/2013	—	4,875	$6.98	$143,618
	—	3,250	$14.25	$71,370
04/29/2013	—	15,000	$8.32	$430,032
(6)    Consists of the following:

Date	Stock Vested	Fair Market Value
03/10/2013	11,750	$470,353
06/10/2013	11,750	$408,313
	7,500	$260,625
	4,020	$139,695
09/10/2013	11,750	$276,360
12/10/2013	11,750	$357,083
	5,000	$164,300
(7)    Consists of the following:

Date	Stock Vested	Fair Market Value
03/10/2013	5,250	$210,158
06/10/2013	5,250	$182,438
	1,500	$52,125
09/10/2013	5,250	$123,480
	1,250	$29,400
12/10/2013	5,250	$159,548
	1,500	$49,290
(8)    Consists of the following:

Date	Stock Vested	Options Exercised	Exercise/Base Price	Fair Market Value
03/10/2013	5,250	—	n/a	$210,158
	1,250	—	n/a	$50,038
03/11/2013	—	7,500	$8.37	$234,750
06/10/2013	5,250	—	n/a	$182,438
	1,250	—	n/a	$43,438
	—	1,625	$9.17	$41,665
	—	1,625	$6.98	$45,240
	—	1,625	$14.25	$33,459
09/10/2013	5,250	—	n/a	$123,480
12/10/2013	5,250	—	n/a	$159,548
	1,250	—	n/a	$41,075

Potential Payments Upon Termination or Change-In-Control

The following table discloses the estimated payments and benefits that would be provided to each of our NEOs, applying the assumptions that each of the triggering events relating to termination of employment and changes in control described in their respective employment agreements, the Plan and the Logistics LTIP took place on December 31, 2013 and their last day of employment was December 31, 2013 (except for Mr. Cox). With respect to Mr. Cox, the actual payments made to him upon the end of his employment on March 31, 2013 are discussed below under the heading "Summary of Actual Payments Made to Mr. Cox." These amounts are in addition to benefits payable generally to our salaried employees. Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may differ. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Name	Termination of Employment (1)		Change-In Control (2)
Ezra Uzi Yemin	$4,990,554	(3)	$10,325,123	(4)
Assaf Ginzburg	$1,294,239	(5)	$4,128,825	(6)
Frederec Green	$1,143,066	(7)	$5,014,951	(8)
Harry P. Daily	$681,173	(9)	$2,728,659	(10)
Kent B. Thomas	$914,379	(11)	$2,652,084	(12)

(1)
The numbers in the “Termination of Employment” column assume that (a) we terminated the NEO’s employment without cause effective December 31, 2013, (b) any required advance notice provisions had been satisfied, (c) the vesting of equity awards under the Plan were accelerated pursuant to any applicable employment agreement provisions and (d) the vesting of equity awards under the Logistics LTIP were not accelerated.

(2)
The numbers in the “Change-In-Control” column assume that an “exchange transaction” (as described under the heading "2006 Long-Term Incentive Plan" below) occurred on December 31, 2013 and, as a result, our Board and the Logistics GP board of directors decided that all outstanding plan-based and other equity awards should become fully vested and participate in the transaction value of the shares covered by the award (e.g., by exercise or cash out).

(3)	Consists of a severance payment of $4,224,000, a pro-rated annual bonus of $660,000, $32,092 for the cost to continue health insurance for 18 months and $74,462 for accrued and unused vacation.

(4)	Consists of a change in control payment of $6,336,000 and the value of a 2.0% GP Membership Interest and 97,952 DKL phantom units.

(5)
Consists of a $140,000 severance payment, a pro-rated annual bonus of $92,400, the accelerated vesting of equity awards worth $994,911, $10,697 for the cost to continue health insurance for six months, $17,231 for accrued and unused vacation and $12,000 and $27,000 for continued allowances for family education and residence, respectively, for six months.

(6)	Consists of the value of 1,625 SARs with a base price of $6.98, 3,250 SARs with a base price of $14.25, 79,998 RSUs and 40,000 DKL phantom units.

(7)
Consists of a $140,000 severance payment, a pro-rated annual bonus of $92,400, the accelerated vesting of equity awards worth $885,969, $10,697 for the cost to continue health insurance for six months and accrued and unused vacation worth $14,000.

(8)	Consists of the value of 1,625 SARs with a base price of $6.98, 3,250 SARs with a base price of $14.25, 105,750 RSUs and 40,000 DKL phantom units.

(9)
Consists of a $125,000 severance payment, a pro-rated annual bonus of $82,500, the accelerated vesting of equity awards worth $438,639, $8,111 for the cost to continue health insurance for six months and accrued and unused vacation worth $26,923.

(10)	Consists of the value of 1,625 SARs with a base price of $6.98, 7,500 SARs with a base price of $6.60, 3,250 SARs with a base price of $14.25, 59,000 RSUs and 12,000 DKL phantom units.

(11)
Consists of a $125,000 severance payment, a pro-rated annual bonus of $82,500, the accelerated vesting of equity awards worth $679,951, $10,697 for the cost to continue health insurance for six months and accrued and unused vacation worth $19,231.

(12)	Consists of the value of 7,500 NQSOs with an exercise price of $8.37, 1,625 SARs with a base price of $6.98, 3,250 SARs with a base price of $14.25, 59,000 RSUs and 10,000 DKL phantom units.

2013 Yemin Agreement

We have an employment agreement with Mr. Yemin which contains certain provisions relating to the termination of his employment. If Mr. Yemin’s employment is terminated by the Company without Cause (as defined in the Agreement) or is terminated by Mr. Yemin for Good Reason (as defined in the Agreement) other than in the context of a Change in Control (as defined in the Agreement), Mr. Yemin will be entitled to receive (i) an amount equal to the product of (A) the sum of Mr. Yemin’s base salary and target annual bonus, in each case as in effect immediately prior to the notice of termination (the “Separation Base Amount”) multiplied by (B) two, (ii) the costs of continuing COBRA health insurance coverage for Mr. Yemin’s family for 18 months following termination (the “Health Benefit Continuation”), (iii) the annual bonus to which Mr. Yemin would have otherwise been entitled if his employment had continued through the end of the bonus year based upon the actual performance of the Company, prorated for the period of actual employment during the bonus year (the “Post-Employment Annual Bonus”), and (iv) the immediate vesting of unvested equity awards granted to Mr. Yemin under the Company’s long-term incentive plans but, in the case of performance awards, only to the extent that the applicable performance period has elapsed through the date of termination and, in the case of other awards, only to the extent that the awards would have otherwise vested within six months following the date of termination.

The 2013 Yemin Agreement also contains a "double trigger" change in control provision. If within two years following a Change in Control Mr. Yemin’s employment is terminated by the Company other than for Cause or by Mr. Yemin for Good Reason, Mr. Yemin will be entitled to receive (i) an amount equal to the product of the Separation Base Amount multiplied by three, (ii) the Health Benefit Continuation, (iii) the Post-Employment Annual Bonus and (iv) the immediate vesting of all unvested equity awards granted to Mr. Yemin under the Company’s long-term incentive plans.

The 2013 Yemin Agreement also provides him with the option to purchase his residence from us following the termination of his employment (other than termination for cause). Under the terms of the option, Mr. Yemin may purchase the residence at a price equal to the fair market value of the residence at the time of purchase. We do not believe that the option would have provided a quantifiable benefit to Mr. Yemin if he had exercised the option on December 31, 2013 because the option does not allow him to purchase the residence at less than fair market value.

If Mr. Yemin’s employment terminates because of his death, he will not be entitled to the above-noted payments and benefits, other than accrued and unused vacation. However, pursuant to our standard policies, Mr. Yemin’s beneficiaries would receive a death benefit equal to one and half times Mr. Yemin’s salary at the time of death. Please see the narrative discussion following the 2013 Summary Compensation Table and Grants of Plan Based Awards in 2013 table in this Proxy Statement for further discussion of the material terms of the 2013 Yemin Agreement.

Ginzburg Employment Agreement

Upon termination of his employment by us for any reason other than for cause, Mr. Ginzburg will be entitled to a severance payment equal to 50% of his base salary, a prorated annual bonus (if any) and the continuation of insurance, automobile, education and residence benefits for six months following termination. In addition, if we terminate Mr. Ginzburg's employment during the term of his employment agreement for any reason other than for cause, he will also be entitled the immediate vesting of all unvested equity awards under the Plan to the extent that the awards would have vested if his employment would have continued for the lesser of six months or the expiration of his employment agreement. In addition, if Mr. Ginzburg terminates his employment during the term of his employment agreement without providing advance written notice equal to the lesser of six months or the balance of the term of his employment agreement, we may also "clawback" an amount equivalent to the amount of base salary he would have earned during the required, but not provided, notice period.

Green, Daily and Thomas Employment Agreements

Upon our termination of the employment of Messrs. Green, Daily or Thomas for any reason other than for cause, the terminated executive will be entitled to a severance payment equal to 50% of his base salary, a prorated annual bonus (if any) and the continuation of insurance benefits for six months following termination. In addition, if the termination occurs during the term of the terminated executive's employment agreement for any reason other than for cause, he will also be entitled the immediate vesting of all unvested equity awards under the Plan to the extent that the awards would have vested if his employment would have continued for the lesser of six months or the expiration of his employment agreement. In addition, if Messrs. Green, Daily or Thomas terminates his employment during the term of his employment agreement without providing advance written notice equal to the lesser of six months or the balance of the term of his employment agreement, we may also “clawback” an amount equivalent to the amount of base salary he would have earned during the required, but not provided, notice period.

GP Membership Interests

If any of Messrs. Yemin, Ginzburg or Green is terminated for cause (as defined in each respective employment agreement), the executive(s) will forfeit his entire GP Membership Interest, whether vested or unvested. Upon termination for any reason other than for cause, the executive will have the right to require Logistics GP to repurchase the GP Membership Interest, if vested, and Logistics GP will have the right to repurchase the interest, in each case, at its fair market value, determined in accordance with Logistics GP's limited liability company agreement. In addition, Logistics GP, in its sole discretion, can cause the GP Membership Interests to vest upon an Exchange Transaction (as defined in Logistics GP's limited liability company agreement).

2006 Long-Term Incentive Plan

Under the Plan and the applicable award agreements, equity awards that are not vested at the time the participant’s employment terminates will generally be immediately forfeited unless our Board or Compensation Committee determines otherwise. NQSOs and SARs that are vested but unexercised at the time of termination of employment will generally be forfeited unless they are exercised before the earlier of 30 days after such termination or the expiration of the award; however, the 15,000 NQSOs remaining from the 60,000 granted to Mr. Green under his 2009 employment agreements will be forfeited unless they are exercised before the earlier of one year after such termination or the expiration of the award on June 10, 2019.

If an “exchange transaction” (as defined in the Plan) occurs with respect to our Common Stock, then, unless other arrangements are made, unvested awards granted under the Plan may be treated under either of two alternatives. They may be converted into economically equivalent awards with respect to the stock of the acquiring or successor company, or they may become fully vested and participate in the transaction value of the shares covered by the award (e.g., by exercise or cash out). Subject to the above, the disposition of unvested awards under the Plan in the event of an exchange transaction will be determined by our Board, in its discretion. For the purposes of the Plan, an “exchange transaction” includes certain mergers or other transactions which result in our holders of Common Stock receiving cash, stock or other property in exchange for or in connection with their shares of our Common Stock. For an illustration of the value of accelerated equity awards under the Plan assuming that an “exchange transaction” occurred on December 31, 2013, please see the “Change-In-Control” column in the “Potential Payments Upon Termination or Change-In-Control” table in this Proxy Statement.

Summary of Actual Payments Made to Mr. Cox

The table below presents the value of the actual payments made to Mr. Cox upon the end of his employment with us on March 31, 2013.

	Benefits and Payments Upon Separation
Cash Severance Payment	$266,458	(1)
Non-Equity Incentive Compensation	$100,000	(2)
Accelerated Vesting of RSUs	$1,124,610	(3)
Accelerated Vesting of NQSOs	$467,100	(4)
Accelerated Vesting of SARs	$93,746	(5)
Other Benefits and Perquisites	$213,271	(6)

(1)	Consists of a separation payment equal to 75% of Mr. Cox’s base salary ($210,000), the cost of continuing health coverage through December 31, 2013 ($10,150) and accrued but unused vacation ($46,308).

(2)	Represents the annual discretionary bonus paid to Mr. Cox for services rendered during 2012.

(3)
Immediately prior to the end of his employment on March 31, 2013, Mr. Cox held 154,500 unvested RSUs. Under the terms of Mr. Cox’s separation agreement, the 28,500 RSUs that were scheduled to vest within six months of the termination of his employment vested on March 31, 2013 and the other 126,000 unvested RSUs were forfeited. The value of the accelerated vesting of the 28,500 RSUs is calculated by multiplying 28,500 by the $39.46 per share fair market value of our common stock on March 31, 2013.

(4)
Immediately prior to the end of his employment on March 31, 2013, Mr. Cox held 15,000 unvested NQSOs with an exercise price of $8.32 that were scheduled to vest on September 10, 2013. Under the terms of Mr. Cox’s separation agreement, all 15,000 NQSOs vested on March 31, 2013 because they were scheduled to vest within six months of the termination of his employment. The value of the accelerated vesting of the 15,000 NQSOs is calculated by multiplying 15,000 by the difference between the exercise price and the $39.46 per share fair market value of our common stock on March 31, 2013.

(5)
On March 31, 2013, Mr. Cox held 3,250 unvested SARs with base prices of $6.98 and 4,875 unvested SARs with base prices of $14.25. Under the terms of Mr. Cox’s separation agreement, 1,625 SARs with base prices of $6.98 and 1,625 SARs with base prices of $14.25 vested on March 31, 2013 because they were scheduled to vest within six months of the termination of his employment. Mr. Cox forfeited all other unvested SARs. The value of the accelerated vesting of the SARs is calculated as the difference between the respective base prices of the SARs ($6.98 and $14.25, respectively) and the $39.46 per share fair market value of our common stock on March 31, 2013, multiplied by the respective SARs award (1,625 and 1,625, respectively).

(6)
Represents dividend equivalent payments upon the vesting of RSUs in the amount of $37,361, matching contributions to the Company’s 401(k) Plan in the amount of $13,302, group term life insurance premiums of $406, a wellness gift of $40 and reimbursement in the amount of $162,162 for the value of income taxes incurred as a result of vested RSUs.

Compensation of Directors in 2013

We do not currently pay any director compensation to our employee-director, Mr. Yemin, and did not pay any director compensation to our former non-employee directors who were affiliated with Delek Group, Messrs. Bartfeld and Last. The compensation framework for our other directors (Messrs. Jordá, Leonard, Maslowe and Zohar) (the "Compensated Directors") was determined by the Board. Following a review of our director compensation by Aon in December 2010, the Board adopted changes to our director compensation framework beginning with the 2011 fiscal year. Further changes were made effective April 1, 2012 and upon our loss of "controlled company" status in March 2013, and these changes are described below. Future changes to cash and equity compensation for our directors will be determined by the Board.

The following table sets forth a summary of the compensation we paid to our directors during fiscal year 2013.

Director Compensation
Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Carlos E. Jordá	79,000	312,750	—	9,143	400,893
Charles H. Leonard	77,500	312,750	—	9,143	399,393
Philip L. Maslowe	73,500	312,750	—	9,143	395,393
Shlomo Zohar	79,500	312,750	—	9,065	401,315

(1)	Messrs. Yemin, Bartfeld and Last did not receive any compensation in 2013 for their services as directors.

(2)	This column reports the amount of cash compensation earned in 2013 for Board and committee service.

(3)
Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes of 9,000 RSUs granted to each of the Compensated Directors on June 10, 2013. The grant date fair value of $34.75 per share was equal to the NYSE closing price of our Common Stock on the grant date. Half of the RSUs vested on December 10, 2013, one-fourth vested on March 10, 2014 and the remainder vest on June 10, 2014.

(4)	Consists of dividend equivalents paid upon the vesting of RSUs.

The following table sets forth the outstanding equity awards held by our directors at December 31, 2013:

Name	Vested NQSOs	Unvested NQSOs	Vested SARs	Unvested SARs	Unvested RSUs
Shlomo Zohar	n/a	n/a	n/a	n/a	7,333
Carlos E. Jordá	8,340	—	2,250	750	6,875
Charles H. Leonard	8,340	—	750	750	6,875
Philip L. Maslowe	—	—	—	750	6,875

Cash Compensation

From January 1, 2013 through March 20, 2013, our Compensated Directors received a cash fee of $11,250 per quarter, an additional cash fee of $3,000 per quarter for serving as chairman of the Audit Committee and an additional cash fee of $2,500 per quarter for serving as chairman of any other Board committee. The Compensated Directors received meeting fees of $2,000 per board meeting attended in person, $1,500 per Audit Committee meeting in person, $1,000 per other committee meeting attended in person and half the fee otherwise due for meetings attended other than in person. From among our Compensated Directors, Mr. Maslowe serves as the chairman of the Audit Committee, Messrs. Jordá and Zohar have served as chairmen of the Compensation and NCG Committees, respectively, since March 20, 2013 and Mr. Leonard served as chairman of the Incentive Plan Committee until March 20, 2013. On March 20, 2013, upon the merger of our Compensation and Incentive Plan Committees and the formation of the NCG Committee, we increased the additional cash fee for serving as chairman of the Compensation Committee to $3,000 per quarter and increased the fee for Compensation Committees attended in person to $1,500. We reimburse our directors for all reasonable expenses incurred for attending meetings and service on our Board.

Equity Compensation

The Compensated Directors were each granted 9,000 RSUs on June 10, 2013. Half of these RSUs vested on December 10, 2013 and the remainder will vest ratably on March 10, 2014 and June 10, 2014. We intend to continue making annual grants of equity awards to each Compensated Director.

We granted NQSOs under the Plan to Messrs. Bartfeld and Last in December 2006 and January 2007, respectively, that allowed each of them to purchase 28,000 shares of our Common Stock at exercise prices of $17.64 and $16.00, respectively. Mr. Bartfeld exercised his NQSOs on March 10, 2013 and, as a result, 15,661 shares of Common Stock were issued to him and 12,339 shares of Common Stock were withheld as a cashless exercise and to pay withholding taxes. Mr. Last's NQSOs were fully vested and unexercised as of December 31, 2013. The NQSOs were granted to Messrs. Bartfeld and Last as special, one-time grants in consideration of their supervision and direction of the management and consulting services provided by Delek Group to us and not as compensation for their services as directors.

2014 Director Compensation Framework

Following a review of our director compensation by Aon in December 2013, the Compensation Committee recommended, and the Board approved, changes to our director compensation framework beginning with the 2014 fiscal year. Meeting fees have been eliminated and the fees earned or paid in cash to our Compensated Directors will now be comprised exclusively of fixed retainer fees. In addition, the equity awards granted to our Compensated Directors will target a grant date fair value rather than a specific quantity of shares. The table below summarizes the director compensation framework adopted effective January 1, 2014:

Director Compensation Framework Effective January 1, 2014
Base Retainer Fee (Per Year)	$75,000
Committee Retainers (Per Year):	Chairman	Others
Audit Committee	$12,000	$6,000
Compensation Committee	$12,000	$6,000
NCG Committee	$5,000	$3,000
Equity Awards (Per Year)	$125,000

PROPOSAL 2

ADVISORY RESOLUTION APPROVING OUR EXECUTIVE COMPENSATION PROGRAM
FOR OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.

We are asking our stockholders to indicate their support for the compensation of our NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask the stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the executive compensation program for the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, other related tables and disclosure, and narrative discussion, all as set forth under the caption “Executive Compensation” in the Proxy Statement.”

Vote Required

The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote “for” nor a vote “against” the matter, although they will be counted in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

The “say-on-pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board. However, the Board and its committees value the opinions of the stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, will consider the stockholders’ concerns and the Board and its committees will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” the approval of the above resolution.

AUDIT COMMITTEE REPORT

Management is responsible for our system of internal controls and the overall financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.

At the beginning of 2013, the Audit Committee was comprised of Messrs. Maslowe, Leonard, Jordá and Zohar. Mr. Jordá left the committee upon the Board's reorganization of its committees after the completion of the Delek Group Offering on March 20, 2013. During 2013, the Audit Committee reviewed and discussed with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2013, management advised the Audit Committee that each set of audited financial statements reviewed had been prepared in accordance with United States generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 16 (Communication with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the audited financial statements. The Audit Committee also discussed with Ernst & Young matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure, including its internal control over financial reporting.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board ask the stockholders to ratify the appointment of Ernst & Young at the Annual Meeting.

Members of the Audit Committee

Philip L. Maslowe, Chairman
Charles H. Leonard
Shlomo Zohar

RELATIONSHIP WITH INDEPENDENT AUDITORS

The information required by Item 9(e) of Schedule 14A is filed under Item 14 (Principal Accountant Fees and Services) of our Annual Report on Form 10-K for the year ended December 31, 2013 and is incorporated herein by reference.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR 2014

The Audit Committee has appointed Ernst & Young LLP, as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2014. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

We are asking you to ratify the selection of Ernst & Young as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young to our stockholders for ratification because we value your views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent public accounting firm.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for our 2015 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received no later than December 8, 2014 for us to consider it for inclusion.

Stockholders who desire to present business at our 2015 Annual Meeting, without inclusion in the Proxy Statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify our Secretary of such intent in accordance with our bylaws by writing to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. To be timely, such notice must be received not later than January 7, 2015, nor earlier than December 8, 2014, provided that if the date of the Annual Meeting is advanced more than thirty calendar days prior to or delayed by more than thirty calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the ninetieth calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 2.02 of our bylaws. You may obtain a copy of our bylaws by writing to our Secretary at the address above.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this Proxy Statement. By incorporating by reference, we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for information incorporated by reference that is superseded by information contained in this Proxy Statement. This Proxy Statement incorporates by reference information from our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under Item 14, Principal Accounting Fees and Services. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 has been mailed to you along with this Proxy Statement and is available free of charge on our website, which is located at http://www.DelekUS.com.

ANNUAL MEETING OF STOCKHOLDERS OF

DELEK US HOLDINGS, INC.

May 6, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1	Election of Directors:	NOMINEES:
☐	FOR ALL NOMINEES	¡	Ezra Uzi Yemin
		¡	William J. Finnerty
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Carlos E. Jordá
		¡	Charles H. Leonard
☐	FOR ALL EXCEPT (see instructions below)	¡	Philip L. Maslowe
		¡	Shlomo Zohar
INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●
To change the address on your account, please check the box at right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
			FOR	AGAINST	ABSTAIN
2	Advisory resolution approving the executive compensation program for our named executive officers		☐	☐	☐
3	Ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2014		☐	☐	☐
Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The stockholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, "FOR" THE ADVISORY RESOLUTION APPROVING THE EXECUTIVE COMPENSATION PROGRAM FOR OUR NAMED EXECUTIVE OFFICERS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 AND 3.
PLEASE COMPLETE, DATE, SIGN, AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.
Signature of Stockholder		Date:	Signature of Stockholder		Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DELEK US HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 6, 2014.

Ezra Uzi Yemin and Assaf Ginzburg and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock, par value $0.01 per share, of Delek US Holdings, Inc. held of record by the undersigned on March 12, 2014, at the Annual Meeting of Stockholders to be held at 2:00 PM central time on May 6, 2014, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 AND 3.

(Continued and to be signed on the reverse side)